                            ASSET PURCHASE AGREEMENT

                                      AMONG

                                  PFIZER INC.,

                                       THE

                           ASSET SELLING CORPORATIONS

                                 (NAMED HEREIN)

                                       AND

                             WPAMS ACQUISITION CORP.



                            DATED AS OF JULY 21, 1998

                                TABLE OF CONTENTS


ARTICLE I         DEFINITIONS AND TERMS ..........................................................................2
                  Section 1.1.      Definitions ..................................................................2
                  Section 1.2.      Other Definitional Provisions................................................18

ARTICLE II        PURCHASE AND SALE .............................................................................18
                  Section 2.1.      Purchase and Sale of Assets of the Asset Selling
                                    Corporations.................................................................18
                  Section 2.2.      Consents ....................................................................22
                  Section 2.3.      Excluded Assets of the Business..............................................24
                  Section 2.4.      Assumption of Liabilities of the Business....................................25
                  Section 2.5.      Retained Liabilities of Business ............................................26
                  Section 2.6.      Purchase Price...............................................................27
                  Section 2.7.      Purchase Price Adjustment....................................................27
                  Section 2.8.      Allocation of the Purchase Price.............................................30

ARTICLE III       CLOSING........................................................................................32
                  Section 3.1.      Closing......................................................................32

ARTICLE IV        CONDITIONS TO CLOSING..........................................................................33
                  Section 4.1.      Conditions to the Obligations of Purchaser and Pfizer........................33
                  Section 4.2.      Conditions to the Obligations of Purchaser...................................34
                  Section 4.3.      Conditions to the Obligations of the Seller Corporations.....................35

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF PFIZER.......................................................36
                  Section 5.1.      Organization.................................................................36
                  Section 5.2.      Authority; Binding Effect....................................................37
                  Section 5.3.      Noncontravention.............................................................37
                  Section 5.4.      Consents and Approvals of Governmental Authorities...........................38
                  Section 5.5.      Financial Information; Books and Records.....................................38
                  Section 5.6.      Absence of Material Changes..................................................39
                  Section 5.7.      No Litigation................................................................40
                  Section 5.8.      Compliance with Laws ........................................................40
                  Section 5.9.      Product Registrations; Regulatory Compliance.................................40
                  Section 5.10.     Environmental Matters........................................................42
                  Section 5.11.     Material Contracts...........................................................43
                  Section 5.12.     Intellectual Property........................................................44
                  Section 5.13.     Real Property................................................................46
                  Section 5.14.     Assets.......................................................................46
                  Section 5.15.     Taxes........................................................................47
                  Section 5.16.     Employee Benefits............................................................47
                  Section 5.17.     Brokers......................................................................49
                  Section 5.18.     Entire Business..............................................................49
                  Section 5.19.     No Undisclosed Liability.....................................................49


                  Section 5.20.     Product Recall...............................................................49
                  Section 5.21.     Suppliers....................................................................50
                  Section 5.22.     Customers and Distributors...................................................50
                  Section 5.23.     Foreign Corrupt Practices Act................................................50

ARTICLE VI        REPRESENTATIONS AND WARRANTIES OF PURCHASER....................................................52
                  Section 6.1.      Qrganization and Qualification...............................................52
                  Section 6.2.      Corporate Authorization......................................................52
                  Section 6.3.      Binding Effect...............................................................52
                  Section 6.4.      Non-Contravention............................................................52
                  Section 6.5.      Purchaser Consents and Approvals.............................................53
                  Section 6.6.      Financial Capability.........................................................53
                  Section 6.7.      Condition of Conveyed Assets.................................................53
                  Section 6.8.      Brokers......................................................................54

ARTICLE VII       COVENANTS......................................................................................54
                  Section 7.1.      Information and Documents....................................................54
                  Section 7.2.      Conduct of Business..........................................................55
                  Section 7.3.      Reasonable Best Efforts; Certain Governmental Matters........................56
                  Section 7.4.      Tax Matters..................................................................60
                  Section 7.5.      Employees and Employee Benefits..............................................62
                  Section 7.6.      Cash Management Matters......................................................75
                  Section 7.7.      Bulk Transfer Laws...........................................................76
                  Section 7.8.      Noncompetition...............................................................76
                  Section 7.9.      Transitional Services........................................................79
                  Section 7.10.     Transitional Intellectual Property License Agreement.........................79
                  Section 7.11.     Compliance with WARN, Etc....................................................79
                  Section 7.12.     Foreign Implementing Agreements..............................................79
                  Section 7.13.     Joint Defense and Cooperation Agreement......................................79
                  Section 7.14.     Insurance....................................................................80
                  Section 7.15.     Confidentiality..............................................................80
                  Section 7.18.     Certain Receivables..........................................................82

ARTICLE VIII  INDEMNIFICATION....................................................................................83
                  Section 8.1.      Indemnification by Pfizer....................................................83
                  Section 8.2.      Indemnification by Purchaser.................................................84
                  Section 8.3.      Notice of Claims.............................................................84
                  Section 8.4.      Third Party Claims...........................................................85
                  Section 8.5.      Expiration...................................................................86
                  Section 8.6.      Certain Limitations..........................................................87
                  Section 8.7.      Losses Net of Insurance, Etc.................................................88
                  Section 8.8.      Other Limitations............................................................88
                  Section 8.9.      Sole Remedy/Waiver...........................................................89
                  Section 8.10.     Indemnification Procedures for Remedial Actions on
                                    Conveyed Prqperties..........................................................89
                  Section 8.11.     Limitation on Indemnification for Third Party Claims for




                                    Remedial Action..............................................................92
                  Section 8.12.     No Consequential Damages.....................................................93

ARTICLE IX        TERMINATION....................................................................................93
                  Section 9.1.      Termination..................................................................93
                  Section 9.2.      Effect of Termination........................................................94

ARTICLE X         MISCELLANEOUS..................................................................................95
                  Section 10.1.     Notices......................................................................95
                  Section 10.2.     Amendment: Waiver............................................................96
                  Section 10.3.     Assignment ..................................................................96
                  Section 10.4.     Entire Agreement.............................................................97
                  Section 10.5.     Fulfillment of Obligations...................................................97
                  Section 10.6.     Parties in Interest..........................................................97
                  Section 10.7.     Public Disclosure............................................................98
                  Section 10.8.     Return of Information........................................................98
                  Section 10.9.     Expenses.....................................................................98
                  Section 10.10.    Schedules....................................................................98
                  Section 10.11.    Governing Law................................................................99
                  Section 10.12.    Counterparts.................................................................99
                  Section 10.13.    Headings.....................................................................99
                  Section 10.14.    Severability.................................................................99

                                List of Schedules


1.1                   Asset Selling Corporations

1.1(a)                Facilities

1.1(b)                Deal Balance Sheet

2.1(a)                Leased Real Property

2.3(h)                Specified Excluded Assets

2.8                   Allocation of the Purchase Price

4.2(c)                Consents and Approvals

5.3                   Non-Contravention

5.4                   Consents and Approvals of Governmental Authorities

5.5                   Financial Statements; Books and Records

5.6                   Absence of Material Changes

5.7                   No Litigation

5.8                   Compliance with Laws

5.9                   Product Registrations; Regulatory Compliance

5.10                  Environmental Matters

5.11                  Material Contracts

5.11(c)               Suppliers of Production Materials

5.12(a)               Intellectual Property Litigation

5.12(b)               Patents and Trademark Registration

5.12(c)               Licenses and Sublicenses

5.12(d)               Computer Software

5.13(a)               Real Property

5.14                  Assets:  Exceptions to Title

5.15                  Taxes

5.18                  Entire Business

5.20                  Product Recall

5.21                  Significant Suppliers

5.22                  Customers and Distributors

6.5                   Purchaser Consents and Approvals

7.5(a)                Employee Benefits (US)

7.5(a)(i)             Employee Severance Program

7.5(a)(ii)            Employees (US)

7.5(a)(iii)           Purchaser Benefit Plans

7.5(a)(iv)            Shared Services Employees

7.5(b)(ii)            Purchaser Qualified Plans

7.5(e)                Employees (non-US)

7.8(a)                Noncompetition

                                List of Exhibits



     A. List of instruments and documents provided by Asset Selling Corporations to Purchaser

     B. List of instruments and documents provided by Purchaser to Seller Corporations

     C.   Form of Transitional Services Agreement

     D.   Form of Transitional Intellectual Property License Agreement

     E.   Pfizer Employee Separation Plan

     F.   Release Agreement (Individual Termination)

     G.   Release Agreement (Group Termination)

     H.   Joint Defense and Cooperation Agreement

                            ASSET PURCHASE AGREEMENT


                  This Asset Purchase Agreement is made and entered into as of the 21st day of July, 1998 among Pfizer Inc., a Delaware corporation ("Pfizer"), the Asset Selling Corporations (as defined below) (Pfizer and the Asset Selling Corporations are sometimes referred to, collectively, as the "Seller Corporations") and WPAMS Acquisition Corp., a Delaware corporation ("Purchaser").


                              W I T N E S S E T H:

         WHEREAS, Pfizer is the record and beneficial owner of all of the issued and outstanding shares of common stock of American Medical Systems Inc., a Minnesota corporation, which conducts in the United States the business of American Medical Systems ("AMS"); and

         WHEREAS, Pfizer, through American Medical Systems, Inc. and certain of its other Subsidiaries, is engaged in the Business (as defined below); and

         WHEREAS, the Asset Selling Corporations own the Conveyed Assets (as defined below); and

         WHEREAS, the parties hereto desire that Pfizer shall cause the Asset Selling Corporations to sell and transfer to Purchaser and Purchaser shall purchase from the Asset Selling Corporations all of the Conveyed Assets and assume all of the Assumed Liabilities (as defined below), upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings contained herein, subject to and on the terms and conditions herein set forth, and intending to be bound hereby, the parties agree as follows:

                                   ARTICLE I

                              DEFINITIONS AND TERMS

             Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

             "Adjusted Allocation" shall have the meaning set forth in Section 2.8(c).

             "Affected Employee" shall mean (i) an Employee who shall accept an offer of employment or offer of continuation of employment by Purchaser on or prior to the Closing Date pursuant to Section 7.5(a) or 7.5(e) and shall actively work for Purchaser or any of its Affiliates at least one day, (ii) an Employee whose employment automatically continues with the Purchaser as a matter of Law, or (iii) an Employee whose initial offer of employment by the Purchaser requires a relocation of more than 25 miles from his current work location, which offer is rejected, resulting in termination of employment, whether or not such employee worked for Purchaser or any of its Affiliates at least one day. For purposes of this definition the term "Affected Employee" includes each Employee whose compensation is subject to individual approval by the Pfizer Employee Compensation and Management Development Committee.

             "Affiliate" shall mean, with respect to any Person, any other person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.

             "Agreement" shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

             "Allocation" shall have the meaning set forth in Section 2.8 hereof.

             "Applicable Remedial Action Standard" shall have the meaning set forth in this Section 8.11.

             "Asset Selling Corporations" shall mean those entities listed on
Schedule 1.1 hereof.

             "Assumed Contracts" shall have the meaning set forth in Section 2.1(c) hereof.

             "Assumed Liabilities" shall have the meaning set forth in Section
2.4 hereof

             "Business" shall mean the worldwide business of AMS, consisting of developing, manufacturing, distributing and selling medical devices and autologous tissue engineering products for the surgical and interventional treatment of disorders and other conditions of the male urogenital system and female urinary tract and male and female fecal incontinence (but excluding any business related to the distribution of Cardura), as conducted on the date hereof by Pfizer through the Asset Selling Corporations.

             "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

             "Cash Equivalents" shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any United States Governmental Authority.

             "Closing" shall mean the closing of the transactions contemplated by this Agreement.

             "Closing Date" shall have the meaning set forth in Section 3.1(a) hereof.
             "Code" shall mean the Internal Revenue Code of 1986, as amended.

             "Collateral Source" shall have the meaning set forth in Section 8.7 hereof.


             "Competition Laws" shall mean statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

             "Competitive Activity" shall have the meaning set forth in Section 7.8(a) hereof.
             "Compliance Action" shall have the meaning set forth in this
Section 1.1 under the definition of Excluded Environmental Liabilities.

"Confidentiality Agreement" shall mean the Confidentiality Agreement, dated April 9, 1998, between Pfizer and Purchaser relating to the Business.

             "Consolidated Tax Returns" shall mean any Tax Returns with respect to Consolidated Taxes.

             "Consolidated Taxes" shall mean all federal, state, provincial or local Income Taxes, domestic or foreign, that are paid on a consolidated, unitary, combined or similar basis with respect to Tax Returns that include the Asset Selling Corporations, on the one hand, and Pfizer or any of its Subsidiaries or Affiliates (other than the Asset Selling Corporations) on the other.
             "Conveyed Assets" shall have the meaning set forth in Section 2.1 hereof, it being understood that the Conveyed Assets do not include the Excluded Assets.
             "Deal Balance Sheet" shall have the meaning set forth in this
Section 1.1 under the definition of Working Capital of the Business.

             "Disputed Item" shall have the meaning set forth in Section 2.7(b).

             "Employee" shall mean an Employee (US) or an Employee (non-US).

             "Employee (non-US)" shall mean any individual who as of the Closing Date (i) shall be (or, in the case of clause (ii)(D) below, is scheduled to become) an employee outside the United States of America of an Asset Selling Corporation or another Affiliate of Pfizer who primarily performs (or will, on commencing work, primarily perform) services on behalf of the Business and (ii) (A) shall have been employed and at work on the Closing Date excluding any individual hired after the date hereof whose annual base compensation exceeds $100,000, unless prior written consent has been received from Purchaser, (B) shall have been absent on the Closing Date because of illness or on short-term disability (including maternity disability), workers' compensation, vacation, parental leave of absence, or other absence or leave of absence consistent with the Seller Corporations' policies, practices and procedures in effect at the time such absence or leave commenced, (C) shall have been receiving short-term disability benefits for no more than one hundred eighty (180) consecutive days as of the Closing Date, or (D) shall have received a written offer of employment with the Business with an Asset Selling Corporation or another Affiliate of Pfizer, not to exceed annual base compensation of $100,000, without the Purchaser's prior written consent, in the ordinary course of business on or prior to the Closing Date, but shall have not yet commenced work as of the Closing Date. For the avoidance of doubt, "Employee (non-US)" shall in no event include any persons listed on Schedule 7.5(a)(iv).

             "Employee (US)" shall mean any individual who as of the Closing Date (i) shall be (or, in the case of clause (ii)(D) below, is scheduled to become) an employee in the United States of America of an Asset Selling Corporation or another Affiliate of Pfizer who primarily performs (or will, on commencing work, primarily perform) services on behalf of the Business and (ii)
(A) shall have been employed and at work on the Closing Date excluding any individual hired after the date hereof whose annual base compensation exceeds $100,000, unless prior written consent has been received from Purchaser, (B) shall have been absent on the Closing Date because of illness or on short-term disability (including maternity disability), workers' compensation, vacation, parental leave of absence, or other absence or leave of absence consistent with the Seller Corporations' policies, practices and procedures in effect at the time such absence or leave commenced, (C) shall have been receiving short-term disability benefits for no more than one hundred eighty
(180) consecutive days as of the Closing Date, or (D) shall have received a written offer of employment with the Business with an Asset Selling Corporation or another Affiliate of Pfizer, not to exceed annual base compensation of $100,000, without the Purchaser's prior written consent, in the ordinary course of business on or prior to the Closing Date, but shall have not yet commenced work as of the Closing Date.

             "Environmental Law" shall mean any applicable federal, state, local or foreign law, common law, statute, ordinance, rule, regulation, code, order, judgment, decree or injunction as in effect at the Closing Date relating directly or indirectly to the protection of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land), including the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling, release or disposal of Hazardous Substances.

             "Environmental Liability" means the Losses resulting from (A) failure to comply with any requirement of an Environmental Law; (B) failure to obtain or comply with any required Environmental Permit; (C) a Remedial Action; or (D) harm or injury to any real property (other than a Remedial Action), to any person, to public health, or natural resource as a result of exposure to Hazardous Substances.

             "Environmental Permits" shall mean a permit held by an Asset Selling Corporation pursuant to an Environmental Law.

             "Equipment" shall have the meaning set forth in Section 2.1(b) hereof.
             "Equipment Leases" shall have the meaning set forth in Section 2.1(b) hereof.

             "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

             "Excluded Assets" shall have the meaning set forth in Section 2.3 hereof
             "Excluded Environmental Liabilities" shall mean:

             (i) Environmental Liabilities resulting from Third-Party Claims associated with or arising from all facilities other than those constituting part of the Conveyed Assets as of the Closing Date;

             (ii) Environmental Liabilities resulting from Third-Party Claims for Remedial Action at any Facility to the extent the underlying environmental condition resulting in such Environmental Liabilities existed or had occurred as of the Closing Date;

             (iii) Environmental Liabilities constituting fines and penalties imposed by Governmental Authorities resulting from the pre-Closing failure to comply with any requirement of Environmental Law or failure to obtain or comply with any required Environmental Permit where such fines and penalties are specifically imposed with respect to a time period prior to the Closing Date ("Compliance Action");

             (iv) Environmental Liabilities resulting from the off-site transportation, storage, disposal, treatment or recycling of Hazardous Substances generated by and taken off-site by or on behalf of the Business prior to the Closing Date;

             (v) Environmental Liabilities resulting from the failure of the Business prior to the Closing Date to comply with the provisions of the California Safe Drinking Water and Toxic Enforcement Act of 1986 where there are specific claims related to the sale of products by the Business prior to the Closing Date; and

             (vi) Notwithstanding anything to the contrary set forth in this Agreement, capital and other costs of environmental-related compliance with Environmental Laws in the ordinary course of operating the Business (including, without limitation, the operation or closure of regulated units) from and after the Closing Date shall not be deemed to be Excluded Environmental Liabilities; provided, however, that such costs may be recovered pursuant to Section 8.l(a)(ii) or (iii) to the extent necessary to remedy any breach of a representation in Section 5.10.

             "Facilities" shall mean the manufacturing and research and development facilities listed on Schedule 1.1(a).

             "Final Working Capital" shall have the meaning set forth in Section 2.7(c) hereof.

             "Financial Statements" shall mean the audited consolidated financial statements of AMS as of, and for the three-year period ended, December 31, 1997 set forth on Schedule 5.5 hereof.

             "Foreign Implementing Agreements" shall mean the various agreements to be executed by the Asset Selling Corporations and any Affiliates of the Purchaser after the date of this Agreement for the purpose of implementing the transfer and conveyance by the Asset Selling Corporations on the Closing Date, or as soon thereafter as can be effected, of Conveyed Assets and Assumed Liabilities to any Affiliate of Purchaser.

             "Foreign Plans" shall mean each pension, profit sharing, savings, retirement, health, life, disability, deferred compensation, incentive, severance and fringe benefit plan, program, or arrangement maintained or contributed to by any Seller Corporation for the benefit of any Employees (non-US) (including any individual employment, severance or change in control agreement) other than plans, programs, or arrangements required to be maintained or contributed to by the Laws of the relevant jurisdiction and Plans maintained for the benefit of Employees (US).

             "GAAP" shall mean generally accepted accounting principles and practices in effect in the United States of America from time to time, as applied by Pfizer.

             "Governmental Antitrust Entity" shall have the meaning set forth in
Section 7.3(c) hereof.

             "Governmental Authority" shall mean any supranational, national, federal, state or local judicial, legislative, executive or regulatory authority.
             "Governmental Authorizations" shall mean all licenses, permits, certificates and other authorizations and approvals required to carry on the Business as conducted as of the date of this Agreement under the applicable laws, ordinances or regulations of any Governmental Authority.

             "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with a Governmental Authority.

             "Hazardous Substances" shall mean (i) any hazardous substances within the meaning of Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq. ("CERCLA"),

(ii) any pollutant or contaminant within the meaning of Section 101(33) of CERCLA, or (iii) petroleum, including crude oil or any fraction thereof

             "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

             "Income Tax" or "Income Taxes" shall mean all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above, or (iii) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

             "Indemnified Party" shall have the meaning set forth in Section 8.3(a) hereof.

             "Indemnifying Party" shall have the meaning set forth in Section 8.3(a) hereof.

             "Independent Accountant" shall have the meaning set forth in
Section 2.7(c) hereof.

             "Intellectual Property" shall mean Patent Rights, inventions, discoveries, trade secrets, know-how and ideas, rights in research and development, and commercially practiced processes and inventions, whether patentable or not in any jurisdiction, Trademark Rights in any jurisdiction, copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

             "Intellectual Property Licenses" shall have the meaning set forth in Section 2.1(e) hereof.

             "Inventories" shall mean all inventory, including raw materials, packaging supplies, work-in-process or finished goods owned by any of the Asset Selling Corporations and relating to the Business.

             "IRS" shall mean the Internal Revenue Service of the United States.

             "Joint Defense and Cooperation Agreement" shall have the meaning set forth in Section 7.13 hereof.

             "Knowledge of Pfizer" shall mean the actual knowledge of (i) a senior officer of Pfizer or (ii) any of the following individuals: David Booth; Helen Vallerand; Robin Cleveland; Larry Getlin; Roger Mitchell; Jan Dick; Ash Keswani; William Stein; John Westrum; Brian Millberg; and Elizabeth Gerardi Schoen.
             "Laws" shall include any federal. state, foreign or local law, statute, ordinance, rule, regulation, order, injunction, judgment or decree.

             "Leased Real Property" shall have the meaning set forth in Section 2.1(a) hereof.

             "Liabilities" shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

             "Liens" shall mean any lien, security interest, mortgage, charge or similar encumbrance.

             "Loss" or "Losses" shall have the meaning set forth in Section 8.1(a) hereof.

             "Material Adverse Effect" shall mean an effect that is materially adverse to the business results, operations or financial condition of the Business taken as a whole, but shall exclude any effect resulting from general economic conditions.

             "Material Contracts" shall have the meaning set forth in Section 5.11(a) hereof.

             "Patent Rights" shall mean patents together with any extensions, reexaminations and reissues of such patents, patents of addition, patent applications, continuations, continuations-in-part, and any subsequent filings in any country claiming priority therefrom.

             "PBGC" shall mean the Pension Benefit Guaranty Corporation.

             "PBO" shall mean the projected benefit obligation calculated using the Retirement Plan's actuarial assumptions contained in its January 1, 1997 actuarial report prepared in accordance with Financial Accounting Standard
No. 87 and as modified by the change of assumptions effective as of the close of business on December 31, 1997 as set forth in the pension footnote in Pfizer's 1997 Annual Report to the stockholders, except that the settlement rate shall be at 7.5 percent.

             "Permitted Encumbrances" shall mean (i) all Liens approved in writing by the Purchaser, (ii) statutory Liens arising out of operation of Law with respect to a Liability incurred in the ordinary course of business of the Business and which is not delinquent, (iii) such Liens and other imperfections of title as do not materially detract from the value or impair the use of the property subject thereto, (iv) Liens for Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate proceedings, or (v) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlords' or other like Liens and security obligations that are not delinquent.

             "Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization.

             "Pfizer" shall have the meaning set forth in the heading of this Agreement.
             "Pfizer Non-Qualified Plans" shall have the meaning set forth in
Section 7.5(b)(iv).

             "Pfizer Qualified Plans" shall have the meaning set forth in
Section 7.5(b)(i) hereof.

             "Plan" shall mean any employee benefit plan as defined in Section 3(3) of ERISA and any other material plan, program, agreement or arrangement, whether qualified under applicable Law or not, maintained (or contributed to or required to be contributed to) by any Seller Corporation, for the benefit of any Employee (US) (including any individual employment, change in control or severance agreement).

             "Product Claim" shall mean a Third Party Claim for money or other compensation (other than claims pursuant to any product replacement policy or limited warranty policy with respect to a product) in respect of injury alleged as a result of the use, application or malfunction of a product of the Business, irrespective of the legal theory of liability and in respect of which no lawsuit has been commenced on or prior to the Closing Date.

             "Product Registrations" shall have the meaning set forth in Section 5.9(a) hereof.
             "Purchase Price" shall have the meaning set forth in Section 2.6.

             "Purchaser" shall have the meaning set forth in the recitals and its wholly owned Subsidiaries.

             "Purchaser Tax Act" shall have the meaning set forth in Section 7.4(e)(i).
             "Purchaser's Non-Qualified Plans" shall have the meaning set forth in Section 7.5(b)(iv).

             "Purchaser's Non-Qualified Retirement Plan" shall have the meaning set forth in Section 7.5(b)(iv).

             "Purchaser's Non-Qualified Savings Plan" shall have the meaning set forth in Section 7.5(b)(iv).

             "Purchaser's Qualified Savings Plan" shall have the meaning set forth in Section 7.5(b)(ii).

             "Real Property" shall have the meaning set forth in Section 5.13(a) hereof.
             "Real Property Leases" shall have the meaning set forth in Section 2.1(a) hereof.

             "Release" means any spill, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into surface water, soil or groundwater of any property.

             "Relevant Period" shall have the meaning set forth in Section 5.22.

             "Remedial Action" shall mean action to clean up soil, surface water, groundwater or sediments in response to a Release of Hazardous Substances, including, but not limited to, associated action taken to investigate, monitor, assess and evaluate the extent and severity of any such Release; action taken to remediate any such Release; post-remediation monitoring of any such Release: and preparation of all reports, studies, analyses or other documents relating to the above. "Remedial Action" shall also refer to any judicial, administrative or other proceeding relating to any of the above, including, but not limited to, the negotiation and execution of judicial or administrative consent decrees; responding to governmental information requests; or defending claims brought by any Governmental Authority or any other Person, whether such claims are equitable or legal in nature, relating to the cleanup of soil, surface water, groundwater, and sediments in response to a Release of Hazardous Substances and associated actions.

             "Required Government Report" shall mean any written notice, report or other filing that must be made by Purchaser to or with a Governmental Authority pursuant to Environmental Law as a result of actions taken in the ordinary course of operating the Business.

             "Resolution Period" shall have the meaning set forth in Section 2.7(c) hereof.

             "Retained Liabilities" shall have the meaning set forth in Section
2.5 hereof.
             "Retirement Plan" shall have the meaning set forth in Section 7.5(b)(i) hereof.

             "Savings Plan" shall have the meaning set forth in Section 7.5(b)(i) hereof.

             "Seller Corporations" shall have the meaning set forth in the heading of this Agreement.

             "Shared Services Agreement" shall have the meaning set forth in
Section 7.5(a).

             "Shared Services Employees" shall have the meaning set forth in
Section 7.5(a)(iv).

             "Specified Sections" shall have the meaning set forth in Section
8.7 hereof.

             "Suballocation" shall have the meaning set forth in Section 2.8 hereof.
             "Subsidiary" shall mean an entity as to which Pfizer or Purchaser or any other relevant entity, as the case may be, owns directly or indirectly 50% or more of the voting power or other similar interests. Any Person which comes within this definition as of the date of this Agreement but thereafter fails to meet such definition shall from and after such time not be deemed to be a Subsidiary of Pfizer or Purchaser, as the case may be. Similarly, any Person which does not come within such definition as of the date of this Agreement but which thereafter meets such definition shall from and after such time be deemed to be a Subsidiary of Pfizer or Purchaser, as the case may be.

             "Tax" or "Taxes" shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on a Seller Corporation, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation. unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gain taxes.

             "Tax Return" or "Tax Returns" shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any

Governmental Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

             "Third Party Claim" shall have the meaning set forth in Section 8.4(a) hereof.

             "Trademark Rights" shall mean registered and unregistered trademarks, service marks, brand names, certification marks, trade dress, goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.

             "Transaction Documents" shall mean this Agreement, the Transitional Services Agreement, the Transitional Intellectual Property License Agreement, the Joint Defense and Cooperation Agreement and any other agreements signed in connection herewith.

             "Transitional Intellectual Property License Agreement" shall have the meaning set forth in Section 7.10 hereof.

             "Transitional Services Agreement" shall have the meaning set forth in Section 7.9 hereof.

             "WARN" shall mean the Worker Adjustment and Retraining Notification Act.
             "Welfare Type Plans" shall have the meaning set forth in Section 7.5(d).
             "Working Capital of the Business" as of any date shall mean the current assets less the current liabilities of the Business as of such date, determined in accordance with GAAP applied on a basis consistent with that used in preparation of the unaudited balance sheet of the Business as of December 31, 1997 as set forth on Schedule 1.1(b) (the "Deal Balance Sheet"); provided that there shall be excluded therefrom (i) the Excluded Assets and the Retained Liabilities and (ii) any items prorated under Section 7.4(b)(iii).

             "Working Capital Statement" shall have the meaning set forth in
Section 2.7(a) hereof.

             Section 1.2. Other Definitional Provisions.

             (a) The words "hereof", "herein", "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

             (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

             (c) The term "dollars" and the symbol "$" shall mean United States dollars.


                                   ARTICLE II

                                PURCHASE AND SALE

             Section 2.1. Purchase and Sale of Assets of the Asset Selling Corporations. Upon the terms and subject to the conditions set forth herein, at the Closing, Pfizer shall cause each Asset Selling Corporation to sell, convey, assign and transfer to Purchaser and Purchaser shall purchase, acquire and accept from each Asset Selling Corporation, free and clear of all Liens, other than Permitted Encumbrances, all of the respective Asset Selling Corporation's right, title and interest in and to the assets, properties and rights owned or held by each such Asset Selling Corporation on the date hereof relating primarily to the Business or acquired by any of the Asset Selling Corporations primarily for the Business in the ordinary course of business of the Business prior to the Closing (subject to any decreases or dispositions thereof as may occur in the ordinary course of business of the Business prior to the Closing) (collectively, the "Conveyed Assets"). Without limiting the foregoing, the Conveyed Assets shall include all assets, properties and rights reflected on the Deal Balance Sheet (except to the extent acquired or disposed of in the ordinary course of business of the Business since the date thereof but only to the extent permitted by Section 7.2 hereof) and, except as expressly provided otherwise herein, shall include, without limitation, those certain assets, properties and rights described in the following clauses (a) through (m):
             (a) the leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of the Asset Selling Corporations in real property (the "Leased Real Property" and the leases relating to such Leased Real Property, the "Real Property Leases") set forth on
Schedule 2.1(a) and the Real Property set forth on Schedule 5.13(a);

             (b) the furniture, equipment, fixtures, machinery, supplies, vehicles, spare parts, tools, personal property and other tangible property owned, leased or licensed by the Asset Selling Corporations and primarily used by the Business (the "Equipment" and leases relating to such Equipment so leased by the Asset Selling Corporations, the "Equipment Leases");

             (c) the contracts, licenses, agreements, warranties or guarantees on products purchased by Asset Selling Corporations from third parties (excluding warranties and guarantees made by any Seller Corporations to such third parties) and commitments relating primarily to the Business (excluding contracts, licenses, agreements and commitments relating to the Excluded Assets) ("Assumed Contracts");

             (d) the Inventories of the Asset Selling Corporations;

             (e) all rights to the Intellectual Property owned, utilized or licensed by the Asset Selling Corporations (the licenses relating to Intellectual Property so licensed by the Asset Selling Corporations sometimes referred to as the "Intellectual Property Licenses") relating primarily to the Business; to the extent any of said Intellectual Property, other than the Pfizer name and logo, is owned, utilized or licensed by Pfizer or any Affiliate or former Affiliate of Pfizer and is used for the Business and is or could be used by one or more other businesses of Pfizer and its Affiliates or is not transferable by Pfizer or any Affiliate, then such Intellectual Property will be retained by Pfizer or one of its Affiliates and, at the Closing, Pfizer and/or its applicable Affiliate will, subject to Section 2.2 and except to the extent Pfizer's rights to such Intellectual Property do not allow it to grant such license, grant to Purchaser and its Affiliates and their respective successors and assigns a nonexclusive freely assignable and transferable license of such Intellectual Property for the continuation of use by the Business;

     (f) Product Registrations (and applications therefor) owned, utilized or licensed by the Asset Selling Corporations relating solely to the Business;

     (g) transferable Governmental Authorizations and Environmental Permits owned, utilized or licensed (subject to the terms of such licenses) by the Asset Selling Corporations relating primarily to the Business;

     (h) (i) the databases and software programs, source codes and user manuals owned, used, leased by or licensed to the Asset Selling Corporations and used primarily in the operation of the Asset Selling Corporations' computer systems and (ii) the computer hardware used primarily in the Business;


     (i) all customer and vendor lists to the extent relating primarily to the Business, and all files and documents (including credit information) to the extent relating primarily to customers and vendors of the Business, and other business and financial records, files, books and documents (whether in hard copy or computer format) to the extent relating primarily to the Business;

     (j) the accounts receivable of the Business;

     (k) the Seller Corporations' rights under all confidentiality agreements (it being understood Purchaser will be provided copies thereof at the Closing) entered into by a Seller Corporation with prospective bidders in connection with the proposed sale of the Business to the extent such rights relate to confidential information of the Asset Selling Corporations; provided, however, the Seller Corporations shall not assign, or provide copies of, any such confidentiality agreement if doing so would result in a breach thereof;

     (l) all business information, management systems (to the extent transferable), files and records, and related books and archival materials, whether in hard copy or magnetic format, primarily related to the operation of the Business, including, without limitation, advertising, print and radio/television commercials, sales promotion materials, point of sale and shelf merchandising materials, marketing and sales programs, market research, technical research, business and strategic plans, consumer communications, equipment maintenance records and warranty information, plant plans, specifications and drawings, product and raw material specifications, manufacturing procedures and processes, files relating to Affected Employees, correspondence with federal, state and local governmental agencies relating to the operation of the Business and related files and records of the Asset Selling Corporations; and

     (m) telephone, fax and similar numbers (including toll-free numbers) or addresses used solely by the Business.

     Section 2.2. Consents. (a) There shall be excluded from the transactions contemplated by this Agreement any Real Property Lease, Equipment Lease, Intellectual Property License, Assumed Contract, agreement, lease, license or right which is not assignable or transferable without the consent of any Person other than the Seller Corporations or any Subsidiary of Pfizer or Purchaser or any Subsidiary of Purchaser, to the extent that such consent shall not have been given prior to the Closing, provided, however, that each of the Seller Corporations and Purchaser shall have the continuing obligation after the Closing to use its commercially reasonable efforts to endeavor to obtain all necessary consents to the assignment thereof (provided that neither the Seller Corporations nor any of their respective Subsidiaries shall be required to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party) and, upon obtaining the requisite third-party consents thereto, such Real Property Leases, Equipment Leases, Intellectual Property Licenses, Assumed Contracts, agreements, leases, licenses or rights, if otherwise includable in the Conveyed Assets or the transactions contemplated hereby, shall be sold and assigned to Purchaser hereunder.

     (b) With respect to any Real Property Lease, Equipment Lease, Intellectual Property License, Assumed Contract, agreement, lease, license or right, which is not included in the Conveyed Assets at the Closing by reason of Section 2.2(a), after the Closing, the parties shall cooperate with each other, upon written request, (i) in endeavoring to obtain the requisite third-party consents(s) to the assignment thereof to Purchaser, without either party being obligated, however, to make any payment to any such third party which is not otherwise due in order to obtain such consent, unless Purchaser shall make such payment or agree to reimburse the Seller Corporations for such payment, and (ii) if any such requisite consent cannot be obtained, in endeavoring to obtain for Purchaser, at no cost to the Seller Corporations, an arrangement which Purchaser reasonably shall desire designed to provide for Purchaser the benefits thereof in some other manner.

     (c) Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to the Real Property Leases,

Equipment Leases, Intellectual Property Licenses, Assumed Contracts, agreements, leases, licenses or rights and that such consents have not been and may not be obtained. Purchaser agrees that the Seller Corporations, after exercising commercially reasonable efforts, shall not have any liability whatsoever arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default under or acceleration or termination of any Real Property Lease, Equipment Lease, Intellectual Property License, Assumed Contract, agreement, lease, license or right, as a result thereof. Purchaser further agrees that no representation, warranty or covenant of the Seller Corporations contained herein shall be breached or deemed breached, and, except as provided in Section 4.2(c), no condition to Purchaser's obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied as a result of (i) the failure to obtain any such consent or as a result of any such default, acceleration or termination or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination.

     (d) Each of the Seller Corporations may take (or cause one or more of its Affiliates to take) such action as is necessary or advisable to transfer effective as of the Closing Date the Excluded Assets from the Business to itself or one or more of its Affiliates for such consideration or for no consideration, as may be determined by the Seller Corporations in their sole discretion. After the Closing Date, Purchaser shall take all commercially reasonable actions (or shall cause its Affiliates to take all such actions) requested by the Seller Corporations to effect the provisions of this Section 2.2(d). Any action taken pursuant to this Section 2.2(d) after the Closing Date shall be deemed for the purposes of Section 2.7 to have occurred on the Closing

Date and shall be reflected in the calculation of the Working Capital of the Business pursuant to such Section 2.7.

     Section 2.3. Excluded Assets of the Business. Notwithstanding any provision in this Agreement, the Seller Corporations shall retain, with respect to the Business or any Asset Selling Corporation, the following (the "Excluded Assets"):

     (a) Cash Equivalents;

     (b) all intercompany receivables;

     (c) all losses, loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, that constitute Retained Liabilities including, without limitation, interest thereon;

     (d) the corporate books and records of the Asset Selling Corporations;

     (e) all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

     (f) except as expressly set forth herein, all assets of any Plan or Foreign Plan;

     (g) the "Pfizer" name and logo;

     (h) the assets in Schedule 2.3(h); and

     (i) all assets not related primarily to the Business.

     Section 2.4. Assumption of Liabilities of the Business. Upon the terms (including the representations, warranties, covenants and indemnities) and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume all Liabilities of the Seller Corporations to the extent relating to the Conveyed Assets or the Business and to satisfy and discharge their respective Liabilities, whether arising on, prior to or after the Closing

Date, and whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date, other than the Retained Liabilities (all of the foregoing liabilities and obligations being herein collectively called the "Assumed Liabilities"). Subject to the limitations contained in the immediately preceding sentence, Assumed Liabilities shall include, without limitation, the following:

     (a) all lawsuits and claims commencing after the Closing Date to the extent resulting from the conduct of the Business or the ownership of the Conveyed Assets, prior to, on or after the Closing Date;

     (b) all Liabilities arising from the manufacture, distribution or sale of any products of the Business prior to, on, or after the Closing Date, including, without limitation, warranty and product replacement policy obligations; and

     (c) all Liabilities for Taxes as provided in ss. 7.4(b)(ii).

     Section 2.5. Retained Liabilities of Business. Notwithstanding any provision in this Agreement, the Seller Corporations shall retain and be responsible for the following (the "Retained Liabilities"):

     (a) the Excluded Environmental Liabilities;

     (b) (i) Liabilities (including legal fees and related costs) resulting from all lawsuits and Product Claims pending as of the Closing Date solely to the extent resulting from the conduct of the Business by any Seller Corporation or their Affiliates prior to the Closing Date, including, without limitation, the pending lawsuits and Product Claims listed on Schedule 5.7 hereto and (ii) Liabilities arising from Product Claims asserted and lawsuits commenced after the Closing Date in respect of products sold by the Business prior to the Closing Date;

     (c) Liabilities for which Pfizer expressly has responsibility pursuant to the terms of this Agreement;

     (d) Liabilities associated with the Excluded Assets;

     (e)  intercompany Liabilities;

     (f) Liabilities to Employees and Liabilities in respect of any Plan or Foreign Plan, except, in each case, as expressly provided herein; and

     (g) any and all Liabilities related to: (i) Income Taxes of Pfizer, the Asset Selling Corporations and their Affiliates; (ii) except to the extent provided under Section 7.4(b)(ii), Taxes attributable to the transfer of the Conveyed Assets pursuant to this Agreement; (iii) all other Taxes related to the Conveyed Assets or the Business and attributable to periods ending on or prior to the Closing Date; (iv) all other Taxes not related to the Conveyed Assets or the Business; and (v) Taxes of any other person pursuant to an agreement or otherwise.

     Section 2.6. Purchase Price. In consideration of the sale and transfer of the Conveyed Assets, Purchaser agrees to purchase from each Asset Selling Corporation the Conveyed Assets owned by it for an aggregate purchase price of $130,000,000 (the "Purchase Price"), allocated among the Asset Selling Corporations as described in Section 2.8, and shall pay to Pfizer, as agent for the Seller Corporations (or to Pfizer's Affiliates as Pfizer may, on behalf of the Seller Corporations, direct in the written transfer instructions hereinafter referred to), the amount of the Purchase Price, in immediately available funds, by wire transfer in accordance with written instructions given by Pfizer to Purchaser not less than two (2) Business Days prior to the Closing, which Purchase Price shall be subject to adjustment as provided for in Section 2.7

     Section 2.7. Purchase Price Adjustment.

     The Purchase Price shall be adjusted as set forth in this Section 2.7, it being understood that the adjustment shall not affect or operate as a waiver of any other rights of Pfizer or Purchaser hereunder.

     (a) Within ninety (90) days after the Closing Date, Pfizer shall deliver to Purchaser a statement of the Working Capital of the Business as of the Closing Date (the "Working Capital Statement"). The Working Capital Statement shall be unaudited and shall state the Working Capital of the Business as of the Closing Date, taking into account (i) any transfers made pursuant to Section 2.2(d) and
(ii) the settlement of any Liabilities referred to in Section 2.5(e) after the Closing Date, which for the purposes of the Working Capital Statement shall be deemed to have been settled on the Closing Date at the amount settled. Purchaser shall provide Pfizer with reasonable access to the books, records, and personnel of the Business necessary for Pfizer to prepare the Working Capital Statement.

     (b) Purchaser may dispute the amounts reflected on the line items of the Working Capital Statement (each a "Disputed Item"), but only (i) on the basis that an entry on such Working Capital Statement is based on facts or occurrences arising solely between December 31, 1997 and the Closing Date and (ii) to the extent the amount disputed with respect to any one Disputed Item exceeds $25,000 and all such Disputed Items exceed $100,000 in the aggregate; provided, however, the Purchaser shall notify Pfizer in writing of each Disputed Item, and specify the amount thereof in dispute and the basis therefor, within forty-five (45) days after receipt of the Working Capital Statement. The failure by Purchaser to provide a notice of Disputed Items to Pfizer within such forty-five (45) day period will constitute Purchaser's acceptance of all the items in the Working Capital Statement.

     (c) If a notice of Disputed Items shall have been timely delivered pursuant to subclause (b) above, Pfizer and the Purchaser shall, during the twenty (20) Business Days following the date of such delivery (the "Resolution Period"), negotiate in good faith to resolve the Disputed Items. If, during such Resolution Period, the parties are unable to reach an agreement, Pfizer and the Purchaser shall refer all unresolved Disputed Items to Deloitte & Touche, LLP, or any other "big five" independent accounting firm as Pfizer and Purchaser shall mutually agree upon (the "Independent Accountant"). The Independent Accountant shall make a determination with respect to each unresolved Disputed Item within fifteen (15) days after its engagement by Pfizer and Purchaser to resolve such Disputed Items, which determination shall be made in accordance with the rules set forth in this Section 2.7. The Independent Accountant shall deliver to Pfizer and Purchaser, within such fifteen (15) day period, a report setting forth its adjustments, if any, to the Working Capital Statement and the calculations supporting such adjustments. Such report shall be final, binding on the parties and conclusive. Pfizer and Purchaser shall each pay one-half of all the costs incurred in connection with the engagement of the Independent Accountant. As used herein, "Final Working Capital" shall mean (i) if no notice of Disputed Items is delivered by Purchaser within the period provided in subclause (b) above, Working Capital of the Business as shown in the Working Capital Statement as prepared by Pfizer, or (ii) if such a notice of Disputed Items is delivered by Purchaser, either (x) Working Capital of the Business as agreed to in writing by Pfizer and Purchaser, or (y) Working Capital of the Business as shown in the Independent Accountant's report delivered pursuant to this subclause (c).

     (d) If the Final Working Capital is less than $17.4 million, then Pfizer, on behalf of the Seller Corporations, shall, within ten (10) days after the determination of the Final

Working Capital, pay to Purchaser, in immediately available funds, by wire transfer in accordance with written instructions given to Pfizer by Purchaser, the amount of such shortfall, together with interest on such amount from the Closing Date to the date of such payment at a rate equal to the ninety (90) day commercial paper rate for high grade unsecured notes effective for the Closing Date as published in The Wall Street Journal, Eastern Edition. If the Final Working Capital is greater than $17.4 million, then Purchaser shall, within ten
(10) days after the determination of the Final Working Capital, pay to Pfizer, in immediately available funds, by wire transfer in accordance with written instructions given by Pfizer to Purchaser, the amount of such excess, together with interest on such amount from the Closing Date to the date of such payment at a rate equal to the ninety (90) day commercial paper rate for high grade unsecured notes effective for the Closing Date as published in The Wall Street Journal, Eastern Edition.

     Section 2.8. Allocation of the Purchase Price. Pfizer, on behalf of itself and the Asset Selling Corporations, and Purchaser have agreed to the allocation of the Purchase Price among the Asset Selling Corporations as set forth in
Schedule 2.8 (the "Allocation"). Pfizer and the Purchaser shall agree to allocate the Allocation made to American Medical Systems, Inc. among the Conveyed Assets of such corporation (the "Suballocation"). As promptly as practicable following the Closing Date, Purchaser will engage at its own expense a nationally recognized third-party valuation firm for the purpose of valuing the assets of American Medical Systems, Inc. Purchaser will prepare a proposed allocation among the assets of American Medical Systems, Inc. on the basis of such valuation and will furnish a copy thereof and the valuation to Pfizer for its review within 60 days following the Closing Date. Pfizer shall have the right to consent to such allocation, which consent shall not be unreasonably withheld. Notwithstanding the foregoing,

     (a) Purchase Price adjustments pursuant to Section 2.7 and other post-Closing adjustments, if any, to the Purchase Price shall be allocated to the Asset Selling Corporation to which the adjustment relates and shall be further allocated (if relevant for purposes of any applicable law) to the assets to which the adjustment relates, and the Purchase Price allocation to such Asset Selling Corporation shall be correspondingly increased or decreased; and

     (b) If, after all other adjustments to the Allocation are made, the Allocation with respect to any Asset Selling Corporation, when expressed in the relevant local currency at the rate of exchange used to determine Final Working Capital, is less than the local currency net book value, determined in accordance with GAAP, of the Conveyed Assets of such Asset Selling Corporation as of the Closing Date, then the Allocation with respect to such Asset Selling Corporation shall be adjusted so that it is equal to such local currency net book value when converted at the rate of exchange used to determine Final Working Capital, and a corresponding adjustment shall be made to the Allocation with respect to American Medical Systems, Inc.

     (c) The Allocation as modified (if at all) by the foregoing subparagraphs
(a) and (b) shall be known as the "Adjusted Allocation." Each of Pfizer and the Asset Selling Corporations on the one hand and Purchaser on the other shall (i) be bound by the Adjusted Allocation and by the Suballocation for purposes of determining any Taxes, (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Adjusted Allocation and the Suballocation, and (iii) take no position, and cause its Affiliates to take no position, inconsistent with the Adjusted Allocation or the Suballocation on any applicable Tax Return or in any proceeding before any taxing authority or otherwise. In the event that the Adjusted Allocation or the Suballocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute. Pfizer, each of the Asset Selling Corporations and Purchaser covenant that the Adjusted Allocation and the Suballocation will be done at arm's length based upon a good faith estimate of fair market values.

                                   ARTICLE III

                                     CLOSING

      Section 3.1.      Closing.

      (a) The Closing shall take place at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 425 Park Avenue, New York, New York 10022 at 10:00 A.M., New York time, on the fifth (5th) Business Day following the satisfaction or waiver of the conditions precedent specified in Article IV (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), or at such other time and place as the parties hereto may mutually agree; provided, however, that the Closing shall not occur later than the date specified in
      Section 9.1(c) of this Agreement. The date on which the Closing occurs is called the "Closing Date." The Closing shall be deemed to occur and be effective as of the close of business on the Closing Date.

     (b) At the Closing, Pfizer shall deliver or cause to be delivered to Purchaser the instruments and documents set forth in Exhibit A hereto and the annexes to such Exhibit.

     (c) At the Closing, Purchaser shall deliver to Pfizer, as agent for the Seller Corporations, the following: (i) the Purchase Price, in immediately available funds, by wire transfer to one or more accounts in accordance with written instruction given by Pfizer to Purchaser not less than two (2) Business Days prior to the Closing; and (ii) the instruments and documents set forth in Exhibit B hereto and the annexes to such Exhibit.

                                   ARTICLE IV

                              CONDITIONS TO CLOSING

     Section 4.1. Conditions to the Obligations of Purchaser and Pfizer. The respective obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

     (a) there shall not (i) be in effect any statute, regulation, order, decree or judgment which makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement, or (ii) have been commenced, and shall be continuing or threatened, any action or proceeding by any Governmental Authority which seeks to prevent or enjoin in any respect the transactions contemplated by this Agreement;

     (b) the waiting period required under the HSR Act, including any extensions thereof, shall have expired and any investigations relating to the sale hereunder that may have been opened by either the Department of Justice or the Federal Trade Commission of the United States of America by means of a request for additional information or otherwise shall have terminated, subject to Section 7.3(e), and no other waiting period (including any extensions thereof) under Competition Laws or investigation by a Governmental Authority relating to the transactions contemplated hereby shall be unexpired or pending which, in the reasonable opinion of counsel, is likely to result in an action or proceeding seeking to enjoin the transactions contemplated herein; and

     (c) subject to Section 7.3(e), any approvals or actions of any Governmental Authority having jurisdiction necessary lawfully to consummate the transactions contemplated hereby shall have been given or taken.

     Section 4.2. Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

     (a) The Seller Corporations, taken as a whole, shall have performed in all material respects their agreements and obligations contained in this Agreement required to be performed by them at or before the Closing, and the representations and warranties of Pfizer contained herein shall (i) have been true and correct in all material respects when made and (ii) be true and correct in all material respects as of the Closing, as if made as of the Closing (except for (x) changes permitted by this Agreement or contemplated by the matters disclosed by Pfizer in the Schedules hereto, (y) changes that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (z) those representations and warranties that address matters as of a particular date). Purchaser shall have received a certificate from Pfizer, dated as of the Closing Date and signed by an officer of Pfizer, certifying as to the fulfillment of the foregoing.

     (b) Purchaser shall have received a favorable opinion, dated as of the Closing Date, from Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel to the Seller Corporations, in form and substance reasonably satisfactory to Purchaser.

     (c) Notwithstanding anything in this Agreement, the consents, waivers, authorizations and approvals listed on Schedule 4.2(c) shall have been duly obtained and shall be in full force and effect on the Closing Date.


     (d) All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Seller Corporations under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the

Seller Corporations in furtherance of the transactions contemplated hereby and thereby, shall be reasonably satisfactory in form and substance to counsel for Purchaser.

     (e) Pfizer shall have made or caused to be made delivery to Purchaser of the items required by Section 3.1(b).


     Notwithstanding the condition specified in clause (c) above, to the extent that any consent, waiver, authorization or approval specified on Schedule 4.2(c) relates to the Purchaser's ability to conduct the Business in Europe or Japan in substantially the same manner as the Business was conducted by the Asset Selling Corporations prior to the Closing, Pfizer may satisfy such condition by obtaining an arrangement for a period of 18 months (or less at the option of Purchaser) to provide Purchaser substantially comparable benefits to those Purchaser would have enjoyed if such consent, waiver, authorization or approval had been obtained.

     Section 4.3. Conditions to the Obligations of the Seller Corporations. The obligations of the Seller Corporations to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

     (a) Purchaser shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and the representations and warranties of Purchaser contained herein shall (i) have been true and correct in all material respects when made and (ii) be true and correct in all material respects as of the Closing, as if made as of the Closing (except for (x) changes permitted by this Agreement or contemplated by the matters disclosed by Purchaser in the Schedules hereto, (y) changes that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser's ability to perform its obligations under this Agreement, and (z) those representations and warranties that address matters as of a particular date). Pfizer shall have received a certificate from Purchaser, dated as of the Closing Date and signed by an officer of Purchaser, certifying as to the fulfillment of the foregoing.

     (b) The Seller Corporations shall have received a favorable opinion, dated as of the Closing Date, from Willkie Farr & Gallagher, counsel to Purchaser, in form and substance reasonably satisfactory to the Seller Corporations.

     (c) All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Seller Corporations under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Seller Corporations in furtherance of the transactions contemplated hereby and thereby, shall be reasonably satisfactory in form and substance to counsel for the Seller Corporations.

     (d) Purchaser shall have made or caused to be made delivery to Pfizer of the items required by Section 3.1(c).

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PFIZER

     Pfizer hereby represents and warrants to Purchaser as follows:

     Section 5.1. Organization. Pfizer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Asset Selling Corporation is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization. Each Seller Corporation is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business, in each as related to the business, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

     Section 5.2. Authority; Binding Effect.

     (a) Each of the Seller Corporations has all requisite corporate power and authority to carry on its business as it is now being conducted and to execute and deliver this Agreement and, where applicable, the Transaction Documents, and to perform its obligations hereunder and thereunder. The execution and delivery by each of the Seller Corporations of this Agreement and, where applicable, the Transaction Documents, and the performance by each of the Seller Corporations of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action and no other corporate proceedings are required in connection with the execution, delivery and performance of this Agreement and, where applicable, the Transaction Documents.

     (b) Each Agreement and, where applicable, the Transaction Documents, constitutes a valid and binding obligation of each of the Seller Corporations, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

     Section 5.3. Noncontravention. The execution, delivery and performance of this Agreement and, where applicable, the Transaction Documents, by each of the Seller Corporations and the consummation of the transactions contemplated hereby does not and will not (i) violate any provision of the certificate of incorporation, bylaws or other comparable organizational documents of Pfizer or any Asset Selling Corporation, as the case may be, (ii) subject to obtaining the consents referred to in Schedule 5.3, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration

(whether after the giving of notice or the lapse of time or both) of any right or obligation of Pfizer, or any Asset Selling Corporation under, or to a loss of any benefit of the Business to which Pfizer or any Asset Selling Corporation is entitled under, any agreement, contract or other instrument to which any Seller Corporation is a party or to which its assets are subject, (iii) assuming compliance with the matters set forth in Sections 5.4 and 6.5, violate or result in a breach of or constitute a default under any Law or other restriction of any court or Governmental Authority to which any Seller Corporation is subject, except, with respect to clauses (ii) and (iii), for any violations, conflicts, defaults, terminations, cancellations or accelerations as will not, individually or in the aggregate, have a Material Adverse Effect.

     Section 5.4. Consents and Approvals of Governmental Authorities. Other than as set forth in Schedule 5.4, the execution, delivery and performance of this Agreement and, where applicable, the Transaction Documents, by each of the Seller Corporations do not require any consent or approval of any Governmental Authority.

     Section 5.5. Financial Information; Books and Records.

     (a) Except as set forth in Schedule 5.5, the Financial Statements and the Deal Balance Sheet have been prepared in accordance with Pfizer's practices, which are in accordance with GAAP, and present fairly n accordance with such practices in all material respects, (i) the financial condition, assets and liabilities of the Business as of the dates therein specified and (ii) in the case of the Financial Statements the results of operations of the Business for the periods then ended. All accounts receivable of the Business reflected in the Financial Statements arose, and those reflected in the Working Capital Statement will have arisen, from bona fide transactions and the reserves in respect thereof reflected on the Financial Statements and to be reflected on the Working Capital Statement, are and will be, respectively, in accordance with

GAAP and, to the Knowledge of Pfizer, are and will be, respectively, adequate. The Inventories of the Business reflected in the Financial Statements are, and those to be reflected on the Working Capital Statement will be, valued at the lower of cost or market value with allowance for obsolescence, in accordance with GAAP.

     Section 5.6. Absence of Material Changes. Since December 31, 1997, except to the extent as set forth in Schedule 5.6, there has not been any:

     (a) material adverse change in the Conveyed Assets, Assumed Liabilities or results of operations of the Business;

     (b) damage, destruction, condemnation, loss (whether or not covered by insurance) or other event that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

     (c) sale, lease, license, abandonment or other disposition by any of the Seller Corporations of any assets material to the Business, except in the ordinary course of the business of the Business consistent with prior practices; or

     (d) increase or enhancement of the compensation or benefits of the Employees, other than in the ordinary course of the business of the Business consistent with prior practices.

     Section 5.7. No Litigation. Except as may be set forth on Schedule 5.7, as of the date hereof, no litigation, investigation or proceeding by or before any court or Governmental Authority or arbitrator is pending or, to the Knowledge of Pfizer, threatened in writing against any Seller Corporation which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     Section 5.8. Compliance with Laws. Except with respect to Environmental Laws (which are the subject of Section 5.10) and Product Registrations (which are the subject of Section 5.9), and except as to matters otherwise set forth in the Agreement or set forth in Schedule 5.8:

     (a) each Seller Corporation is in compliance in all material respects with all Laws applicable to the ownership or operation of the Conveyed Assets and the Business, except to the extent that the failure to comply therewith would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

     (b) each Seller Corporation possesses all governmental permits, licenses and authorizations necessary for the conduct of the Business as it is currently conducted, except where the failure to possess such permit, license or authorization would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     Section 5.9. Product Registrations; Regulatory Compliance. Except with respect to Environmental Permits (which are the subject of Section 5.10):

     (a) Schedule 5.9 sets forth, as of the date hereof, a list of all licenses, permits, approvals and similar authorizations granted to Pfizer or any of its Affiliates by or pending with any Governmental Authority in any particular country to market any product of the Business (the "Product Registrations"). All the Product Registrations are in full force and effect, except where the failure to have any Product Registration in effect would not result in a Material Adverse Effect on the Business. To the Knowledge of Pfizer, no Seller Corporation has received any written notice of revocation of any Product Registration;

     (b) except as set forth in Schedule 5.9, to the Knowledge of Pfizer, all products sold under the Product Registrations are manufactured and marketed in accordance with the specifications and standards contained in such Product Registrations, except where the failure to comply therewith would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

     (c) except as set forth in Schedule 5.9, an Asset Selling Corporation is the sole and exclusive owner of the Product Registrations and has not granted any right of reference with respect thereto; and

     (d) to the Knowledge of Pfizer (i) there are no open notices, citations, or decisions by any Governmental Authority that any product designed, produced, manufactured, sold, marketed or distributed by any Asset Selling Corporation is defective or fails to meet any applicable standards promulgated by such Governmental Authority and (ii) no such notices, citations or decisions have been initiated since January 1, 1998. Since January 1, 1993 the Asset Selling Corporations have complied in all material respects with the Laws relating to design, manufacturing or sales of products of the Business except where the failure to comply therewith would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     Section 5.10. Environmental Matters. Except as set forth in Schedule 5.10:

     (a) the Facilities (i) are in compliance with all applicable Environmental Laws and/or Environmental Permits, and (ii) none of the Facilities are undertaking, nor has any Seller Corporation received notice that they are subject to, Remedial Action or enforcement action under any or all applicable Environmental Laws and/or Environmental Permits, except for such non-compliance, Remedial Actions or enforcement actions that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

     (b) the Business has obtained all Environmental Permits required under all applicable Environmental Laws in relation to the Facilities, except for such failures as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

     (c) no claims have been made or threatened that would reasonably be expected to result in Environmental Liability with a Material Adverse Effect and arising from or as a result of: (i) on-site exposures to Hazardous Substances at the Facilities; (ii) Releases of Hazardous Substances at or from any Facilities;
(iii) off-site treatment, storage or disposal of Hazardous Substances from the Facilities; (iv) the handling of products by employees of others or by the release of products into the environment as a result of treatment, storage or disposal from the Facilities; or (v) non-compliance with any Environmental Law at any of the Facilities.

     Section 5.11. Material Contracts.

     (a) Except for agreements entered into after the date hereof in the ordinary course of business consistent with prior practices, or as set forth on
Schedule 5.11 (the "Material Contracts"), no Asset Selling Corporation is a party to or bound by:

             (i) any contract, agreement or other arrangement for the purchase of Inventories, or other personal property with any supplier or for the furnishing of services to the Business other than clinical study agreements (A) providing for financial commitments in excess of $50,000 and extending beyond one year from the date hereof or (B) providing for financial commitments in excess of $100,000;

             (ii) any contract, agreement or other arrangement for the sale of Inventories or other personal property or for the furnishing of services by the Business with firm commitments in excess of three years from the date hereof;

     (iii) any broker, distributor, dealer, manufacturer's representative, franchise or agency agreements related to the Business the terms of which provide for financial commitments in excess of $100,000;

     (iv) any contracts or agreements relating to indebtedness for borrowed money, factoring arrangements, sale and leaseback transactions, deferred purchase price of property and other similar financing transactions relating to the Business with respect to which an Asset Selling Corporation is an obligor in excess of $100,000;

     (v) any research and development agreements relating to the Business the terms of which provide for aggregate commitments to be paid by or to an Asset Selling Corporation in excess of $100,000; and

     (vi) any agreement entered into since March 1, 1995 providing for the acquisition or disposition of any Conveyed Asset and having an aggregate value in excess of $1,000,000, other than the sale of Inventories in the ordinary course of business of the Business consistent with past practice or the sale of obsolete equipment; and

     (vii) any lease or occupancy agreement for any portion of the Real
Property.

     (b) Except as disclosed in Schedule 5.11, (i) each Material Contract is valid and binding on the Asset Selling Corporation that is a party thereto, and to the Knowledge of Pfizer, the other party thereto, and is in full force and effect, and (ii) no Asset Selling Corporation is in breach of, or default under, any such Material Contract, which breach or default would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

     (c) Except for agreements entered into after the date hereof in the ordinary course of business of the Business consistent with prior practices,
Schedule 5.11(e) identifies all suppliers of production materials related to the Business.

     Section 5.12. Intellectual Property. (a) Each Asset Selling Corporation owns or has the valid right to use all of the Intellectual Property used by it in connection with the Business. Except as set forth in Schedule 5.12(a) or 5.12(c), there is no claim in writing, suit, action or proceeding pending or, to the Knowledge of Pfizer, threatened in writing against any Seller Corporations:
(i) alleging any conflict or infringement with any third party's proprietary rights in the conduct of the Business; or (ii) challenging the Seller Corporations' ownership, use, validity or enforceability of the Intellectual Property used in the conduct of the Business.

     (b) Schedule 5.12(b) sets forth a complete list of patents and trademark registrations or applications therefore pertaining to the Intellectual Property owned or licensed to any Asset Selling Corporation and used by it in connection with the Business and the relevant jurisdictions. Except as described in
Schedule 5.12(b), all Intellectual Property listed therein is owned by a Seller Corporation, free and clear of all liens and other encumbrances or claims of any nature. All renewal fees and other maintenance fees on the Intellectual Property listed on Schedule 5.12(b) that have fallen due on or prior to the date of this Agreement have been paid. Except as listed in Schedule 5.12(b), no listed application or registration/patent is the subject of any legal or governmental proceeding before any governmental, regulatory or other authority in any jurisdiction.

     (c) Schedule 5.12(c) sets forth a complete list of all: (i) licenses, sublicenses, and other agreements in which any Seller Corporation grants rights to any person to use the Patent Rights or Trademark Rights relating to the Business; and (ii) consents, indemnifications, forebearances to sue, settlement agreements or cross-licensing arrangements relating to Patent Rights or Trademark Rights relating to the Business of any third party to which a Seller Corporation is a party. Except as set forth in
Schedule 5.12(c), no Seller Corporation is under any obligation to pay royalties or similar payments in connection with any license as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement or in breach of any license, sublicense or other agreement relating to the Intellectual Property owned or licensed to any Asset Selling Corporation and used by it in connection with the Business.

     (d) Except as set forth on Schedule 5.12(d), each Seller Corporation owns or has the right to use all computer software, software systems and databases currently used by it in the Business.


     (e) To the Knowledge of Pfizer, no former or present employee, officer or director of any Seller Corporation holds any material right, title or interest in or to any Intellectual Property used in connection with the Business.

     Section 5.13. Real Property.

     (a) Schedule 5.13(a) sets forth all of the real property owned in fee by any of the Asset Selling Corporations and used primarily in connection with the Business (collectively, the "Real Property") and prior to Closing will set forth a description of any title insurance policies and surveys related thereto. Except as set forth on Schedule 5.13(a), the Real Property is free and clear of any and all Liens, other than Permitted Encumbrances.

     (b) No Taxes or special assessments of any kind are or have been levied with respect to the Real Property, or any portion thereof, which are outstanding or unpaid, other than amounts not yet due and payable.

               (c) American Medical Systems, Inc. is not a "foreign person" within the meaning of Section 1445 of the Code.

               (d)     Schedule 2.1(a) sets forth all of the Real Property
Leases.

               Section 5.14. Assets. Except as set forth on Schedule 5.14 or as otherwise provided in this Agreement, each Asset Selling Corporation owns, leases or has the legal right to use all of its Conveyed Assets (other than Intellectual Property and Real Property, which are the subject of Sections 5.12 and 5.13). Except as disclosed on Schedule 5.14, each Asset Selling Corporation has good and marketable title to (or in the case of leased Conveyed Assets, valid leasehold interests in) all its Conveyed Assets (other than Intellectual Property and Real Property, which are the subject of Sections 5.12 and 5.13, respectively).

               Section 5.15. Taxes. Except as set forth in Schedule 5.15, (a) all material Tax Returns that are required to be filed on or before the date hereof by or on behalf of each Asset Selling Corporation have been filed and (b) all material Taxes due and payable with respect to periods covered by such Tax Returns have been paid. There are no material Liens for Taxes upon any of the assets of the Business, except for Permitted Encumbrances. Except as set forth on Schedule 5.15, no Tax Return that includes any Asset Selling Corporation is currently being examined by any taxing authority and there are no outstanding agreements or waivers extending the statute of limitations applicable to any such Tax Return. Pfizer and each of the Asset Selling Corporations have withheld and paid all material Taxes related to the Conveyed Assets and the Business that are required to be withheld with respect to amounts paid or owing to any employee, creditor, independent contractor or other third party. None of the Conveyed Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               Section 5.16. Employee Benefits.

               (a) Set forth on Schedule 7.5(a) is a list of each Plan and Foreign Plan in effect as of the date of this Agreement.

               (b) As applicable with respect to each Plan and Foreign Plan, Pfizer has made available to Purchaser, true, correct and complete copies of (i) each Plan and Foreign Plan, including all amendments thereto, (ii) the current summary plan description and each summary of material modifications thereto,
(iii) the most recent IRS determination letter and (iv) the actuarial and financial reports for the Retirement Plan.

               (c) Each Plan has been maintained, operated and administered in compliance in all respects with its terms and the applicable provisions of ERISA and the Code except where such noncompliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               (d) Each Foreign Plan has been maintained, operated and administered in compliance in all respects with its terms and the applicable laws of the relevant jurisdiction except where such noncompliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               (e) Each Pfizer Qualified Plan has been determined by the IRS to be qualified under Section 401 of the Code and exempt from Federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of any such plan that could reasonably result in the loss of such qualification or tax exemption.

               (f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under the Pfizer Qualified Plans or by Law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on or prior to the Closing Date.

               (g) There are no material pending actions, claims or lawsuits which have been asserted or instituted against the Pfizer Qualified Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of such plans with respect to the operation of such plans (other than routine benefit claims), nor do the Seller Corporations have knowledge of facts which could reasonably form the basis for any such claim or lawsuit.

               Section 5.17. Brokers. Except for Morgan Stanley & Co. Incorporated and Lazard Freres & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller Corporations. Pfizer is solely responsible for the fees and expenses of Morgan Stanley & Co. Incorporated and Lazard Freres & Co. LLC.

               Section 5.18. Entire Business. Except as set forth in Schedule 5.18, the Conveyed Assets, together with the rights and services to be made available in the Transitional Services Agreement and the Transitional Intellectual Property License Agreement, will constitute as of the Closing Date sufficient assets, properties and rights necessary to conduct the Business in all material respects as currently conducted.

               Section 5.19. No Undisclosed Liability. There are no Assumed Liabilities required to be reflected on a balance sheet of the Business included in the Financial Statements, prepared in accordance with GAAP, other than Liabilities (i) reflected or reserved against on the balance sheet included in the Financial Statements, (ii) disclosed in a Schedule hereto or (iii) incurred since December 31, 1997 in the ordinary course of business of the Business consistent with past practice, which Liabilities, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Reserves required to be reflected on a balance sheet of the Business as of December 31, 1997 prepared in accordance with GAAP are reflected in accordance with GAAP on the balance sheet as of December 31, 1997 included in the Financial Statements and have been established on a basis consistent with the past practice of the Asset Selling Corporations.

               Section 5.20. Product Recall. Except as disclosed in Schedule 5.20, there has not been initiated, since January 1, 1996, any product recall of any product manufactured, shipped or sold by the Asset Selling Corporations.

               Section 5.21. Suppliers. Schedule 5.21 lists the names and addresses of the ten most significant suppliers by revenue from which the Seller Corporations ordered raw materials, supplies, merchandise and other goods to manufacture products of the Business during the period from January 1, 1997 through July 15, 1998, showing, with respect to each such supplier, the approximate total volume in U.S. dollars for which each such supplier was invoiced during such period. None of the Seller Corporations has received any written notice that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Seller Corporations.

               Section 5.22. Customers and Distributors. Schedule 5.22 sets forth a complete and correct list of (a) all customers whose purchases exceeds two percent (2%) of the aggregate net sales of the Business during the twelve month period ending on June 30, 1998 (the "Relevant Period"), and (b) all distributors whose purchases exceed 2% of the aggregate net sales of the

Business during the Relevant Period. Except as set forth in Schedule 5.22, none of such customers or distributors has given written notice to a Seller Corporation that it intends to terminate its relationship with the Business.

               Section 5.23. Foreign Corrupt Practices Act. The Seller Corporations and their respective directors, officers, employees, agents and representatives have fully complied with the provisions of the Foreign Corrupt Practices Act of 1977, as amended. Without limiting the generality of the foregoing, neither the Seller Corporation nor any of their directors, officers, employees, agents or representatives has directly or indirectly paid, offered or promised to pay or authorized the payment of any funds to a political party or candidate for political office for the purpose of influencing any act or decision of such official or government to obtain any license, business or other benefit for the Seller Corporations.

               Section 5.24. Labor Matters.

               (a) None of the Employees are represented by any labor organization or covered by any collective bargaining agreement with the Seller Corporations. No labor organization or group of Employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of Pfizer, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

               (b) Since January 1, 1997, there have been no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes or, to the Knowledge of Pfizer, threatened against or involving the Seller Corporations with respect to the Employees.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER


               Purchaser represents and warrants to Pfizer as follows:

               Section 6.1. Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

               Section 6.2. Corporate Authorization. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by Purchaser of the Transaction Documents have been duly authorized by all requisite corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are required in connection with the execution, delivery and performance by Purchaser of the Transaction Documents.

               Section 6.3. Binding Effect. The Transaction Documents constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

               Section 6.4. Non-Contravention. The execution, delivery and performance by Purchaser of the Transaction Documents, and the consummation of the transactions contemplated thereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser, or (ii) assuming compliance with the matters set forth in Sections 5.4 and 6.5, violate or result in a breach of or constitute a default under any Law or other restriction of any court or Governmental Authority to which Purchaser is subject.

               Section 6.5. Purchaser Consents and Approvals. Except as set forth in Schedule 6.5, and in reliance on Schedule 5.4, the execution and delivery of this Agreement by Purchaser do not and will not require any material consent or approval of any Governmental Authority.

               Section 6.6. Financial Capability. On the Closing Date, Purchaser will have sufficient funds to make the Aggregate Payment on the terms and conditions contemplated by this Agreement.

               Section 6.7. Condition of Conveyed Assets. Purchaser and its representatives and agents have had and exercised, prior to the date hereof, the right to enter upon the Real Property and Leased Real Property and to make all inspections and investigations of the Business and the Conveyed Assets deemed necessary or desirable by Purchaser. Purchaser is purchasing the Conveyed Assets on the basis of its inspections and investigations and the terms and provisions hereof. In light of these inspections and investigations and the representations and warranties made to Purchaser by Pfizer in Article V hereof, Purchaser is relinquishing any right to any claim based on any representations and warranties other than those specifically included in Article V hereof. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Pfizer set forth in Article V hereof. Purchaser further represents that neither any of the Seller Corporations nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any of the Seller Corporations, the Business, the Conveyed Assets or the Assumed Liabilities not expressly set forth in this Agreement, and neither Pfizer nor any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser's use of, any such information, including, without limitation, the confidential memorandum distributed by Morgan Stanley & Co. Incorporated, relating to the Business, any other offering memorandum or other publication provided to Purchaser or its representatives, or any other document or information provided to Purchaser or its representatives in connection with the sale of the Business.
               Section 6.8. Brokers. No broker, finder or investment banker other than Piper Jaffray Inc. is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser will pay the fees of Piper Jaffray Inc.

                                   ARTICLE VII

                                    COVENANTS


               Section 7.1. Information and Documents. From and after the date hereof and pending Closing, upon reasonable advance notice, the Seller Corporations shall permit Purchaser and its representatives to have access, during regular business hours, to the assets, employees, books and records of the Seller Corporations relating to the Business, and shall furnish, or cause to be furnished, to Purchaser such financial, Tax and operating data and other available information with respect to the Business as Purchaser shall from time to time reasonably request; provided, that no such access shall unreasonably interfere with the Selling Corporations' operation of their respective businesses, including, without limitation, the Business; provided further, that all information received by Purchaser and given by or on behalf of the Seller Corporations, in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its Affiliates, agents and representatives as Information, as defined in, and pursuant to the terms of, the Confidentiality Agreement.

               Section 7.2. Conduct of Business. From and after the date hereof and to Closing, except as otherwise contemplated by this Agreement or as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, Pfizer agrees that it will conduct the Business, and will cause the Business to be conducted, in the ordinary and usual course consistent with past practice and in compliance with all applicable Laws (it being understood that Schneider G.m.b.H. may transfer assets which may constitute Conveyed Assets to a Subsidiary of Pfizer which will transfer such Conveyed Assets to the Purchaser at the Closing), and use its reasonable best efforts to preserve intact the Business and related relationships with customers, suppliers and other third parties having a business relationship with it and keep available the services of the present Employees. From and after the date hereof and to Closing, except as otherwise contemplated by this Agreement, as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, and except as may be necessary to remove the Excluded Assets, Pfizer covenants and agrees that it shall cause the Asset Selling Corporations, in each case with respect to the Business, to:

               (a) maintain insurance coverage at levels consistent with presently existing levels so long as such insurance is available at commercially reasonable rates;

               (b) not incur, create or assume any Lien with respect to any material Conveyed Asset other than Permitted Encumbrances;

               (c) not acquire or dispose of any Conveyed Asset outside of the ordinary course of business consistent with past practice;

               (d) not amend any term of, or waive any right under, any Material Contract; and

               (e)     not agree to take any of the foregoing actions.

               Section 7.3. Reasonable Best Efforts; Certain Governmental

Matters.

               (a) Upon the terms and subject to the conditions herein provided (including, without limitation, Section 2.2 hereof), each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary for it to do under applicable Laws to consummate and make effective the transactions and to provide to the parties the other benefits contemplated by this Agreement, including, without limitation, (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority), (ii) to satisfy the conditions precedent to the obligations of such party hereto, (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third-party required to be obtained or made by Purchaser or a Seller Corporation in connection with the acquisition of the Conveyed Assets or the taking of any action contemplated by this Agreement, (iv) to effect all necessary registrations, filings and notifications including, without limitation, all materials required under Environmental Laws and Governmental Authorizations and all transfer requests required for Environmental Permits and Governmental Authorizations, and (v) to take any action reasonably necessary vigorously to defend, lift, mitigate or rescind the effect of any litigation or administrative proceeding adversely affecting the consummation of the acquisition of the Conveyed Assets or the transactions contemplated by this Agreement, including promptly appealing any adverse court or administrative decision.

               (b) Subject to appropriate confidentiality protections, each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing and will provide the other party with copies of all filings made by such party with any Governmental Authority and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

               (c) Without limiting the generality of the undertakings pursuant to this Section 7.3, Purchaser and Pfizer agree to take or cause to be taken the following actions: (i) provide promptly to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable Competition Laws ("Governmental Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the acquisition of the Conveyed Assets and the transactions contemplated by this Agreement; (ii) without in any way limiting the other provisions of this Section 7.3, file any notification and report form and related material required under the HSR Act as soon as practicable and in any event not later than five (5) Business Days after the date hereof, and thereafter use its reasonable efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act; (iii) the proffer by Purchaser of its willingness to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of specific assets or categories of assets or businesses of the Conveyed Assets or any of Purchaser's other assets or businesses now owned or presently or hereafter sought to be acquired by Purchaser, (B) terminate any existing relationships and contractual rights and obligations, and (C) amend or terminate such existing licenses or other intellectual property agreements and to enter into such new licenses or other intellectual property agreements (and, in each case, to enter into agreements with the relevant Governmental Antitrust Entity giving effect thereto) in each case with respect to the foregoing clause (A), (B) or (C) if such action is necessary or reasonably advisable to obtain approval or consummation of the transactions contemplated by the Agreement by any Governmental Antitrust Entity; and (iv) Purchaser shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the acquisition of the Conveyed Assets and the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the acquisition of the Conveyed Assets or the other transactions contemplated by this Agreement, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (iii) of this subsection (c)) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. Each of Pfizer and the Purchaser will provide to the other copies of all correspondence between it (or its advisor) and any Government Antitrust Entity relating to acquisition of the Conveyed Assets or any of the matters described in this Section 7.3. Pfizer and the Purchaser agree that all telephone calls and meetings with a Government Antitrust Entity regarding the acquisition of the Conveyed Assets or any of the matters described in this Section 7.3 shall include representatives of Pfizer and the Purchaser.

               (d) The parties expressly agree: (i) that any breach by Purchaser of its obligations under Section 7.3(c) will cause irreparable harm to the Seller Corporations; (ii) that the Seller Corporations have agreed to this transaction with Purchaser in specific reliance on Purchaser's obligations under
Section 7.3(c), and would not have otherwise agreed to go forward with Purchaser; and (iii) therefore, the Seller Corporations are entitled to specific performance of Purchaser's obligations under Section 7.3(c), and Purchaser hereby agrees in advance to the granting of such specific performance of such obligations without proof of actual damages or harm.
               (e) In the event an approval or action of a Governmental Authority (other than a Governmental Authority of the United States of America (or any state or subdivision thereof)) having jurisdiction that is necessary lawfully to consummate the transactions contemplated hereby is not obtained on or prior to the Closing Date, Pfizer and the Purchaser agree to effect Closing (including payment of the Purchase Price), subject to the terms of this Agreement, with respect to all Conveyed Assets and Assumed Liabilities outside of the jurisdiction of any such Governmental Authority; provided, however, that the obligations of the parties hereto set forth in this Section 7.3 shall continue with respect to any such approval or action until such approval or action is given or taken, as the case may be, and upon the occurrence of such approval or action, the parties hereto shall effect transfer of the effected Conveyed Assets and Assumed Liabilities in accordance with the Foreign Implementing Agreements for the jurisdiction relating thereto. Each such transfer, upon occurrence, shall be retroactive to and be deemed to have occurred on the Closing Date.

               Section 7.4. Tax Matters.


               (a) Preparation and Filing of Tax Returns. Pfizer shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns in respect of the Asset Selling Corporations, their assets or activities that (i) are required to be filed (taking into account extensions) on or before the Closing Date, (ii) are required to be filed (taking into account extensions) after the Closing Date and (A) are Consolidated Tax Returns of Pfizer and its Affiliates, or (B) are with respect to Income Taxes and are required to be filed on a separate Tax Return basis for any tax period ending on or before the Closing Date, or (C) are to be filed by an



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
Asset Selling Corporation, or (iii) to the extent not described in clauses (i) or (ii) above, otherwise relate to any Retained Liability. Purchaser shall prepare or cause to be prepared and shall file or cause to be filed all other Tax Returns required to be filed after the Closing Date with respect to Taxes that constitute Assumed Liabilities.

               (b)     Payment of Taxes.

                       (i) Pfizer shall pay or cause to be paid (A) all Taxes due with respect to Tax Returns which Pfizer is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.4(a) and (B) to the extent not described in the preceding clause, all Taxes that constitute Retained Liabilities. Purchaser shall pay or cause to be paid all Taxes due with respect to separate Tax Returns which Purchaser is obligated to prepare and file or cause to be prepared and filed pursuant to
     Section 7.4(a) other than Taxes which Pfizer shall pay or cause to be paid in accordance with the preceding sentence.

                       (ii) All Taxes (including, without limitation, any value added Taxes but excluding any Income Taxes) and fees relating to the transfer of the Conveyed Assets shall be paid by the person liable therefor but the liability for such Taxes as between the Seller Corporations and Purchaser shall be borne as follows: (x) in respect of any such Taxes relating to the transfer of Real Property or any interest therein, by Purchaser; (y) in respect of any such Taxes which are refundable or in respect of which a credit is or becomes available, by Purchaser; and (z) in respect of any other such Taxes not falling within subsection (x) or (y) above, equally by the Seller Corporations on the one hand and Purchaser on the other hand, provided that if any such Tax or any other Tax from which there is otherwise an exemption becomes payable as a result of an action by or omission of the Purchaser, including, without limitation, changing the nature of the Business or part thereof transferred or failing to register or become liable for value added Tax or causing a significant break in the conduct of the Business or part thereof transferred, such Tax shall be borne by the Purchaser solely. The Seller Corporations and Purchaser, as the case may be, will on demand reimburse the other for its share of any such Taxes paid by the other in accordance with the foregoing provisions of this Section.

                       (iii) Real and personal property Taxes and assessments on the Conveyed Assets for any taxable period commencing prior to the Closing Date and ending after the Closing Date shall be prorated on a per diem basis between Purchaser and the Seller Corporations as of the Closing Date. All such prorations shall be allocated so that items relating to time periods ending on or prior to the Closing Date shall be allocated to the Seller Corporations and items relating to time periods beginning after the Closing Date shall be allocated to Purchaser. The amount of all such prorations shall be settled and paid on the Closing Date, provided that final payments with respect to prorations that are not able to be calculated as of the Closing Date shall be calculated and paid as soon as practicable thereafter. If any of the real or personal property tax rates for the current taxable period are not established by the Closing Date, the prorations shall be made on the basis of the rate in effect for the preceding taxable period, and such proration shall be adjusted upon presentation of written evidence by Purchaser that the actual taxes paid
     differ from the amount assumed on the Closing Date. (c)     Refunds. Pfizer
     shall be entitled to retain, or receive immediate payment from Purchaser or any of its Subsidiaries or Affiliates of, any refund or credit with respect to Taxes (including, without limitation, refunds and credits arising by reason of amended Tax



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
Returns filed after the Closing Date or otherwise) with respect to any Tax that constitutes a Retained Liability.

               (d) Tax Cooperation. Each of Purchaser and Pfizer shall provide the other party with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Asset Selling Corporations. Purchaser shall within the earlier to occur of sixty (60) days after Pfizer's year-end, and one hundred twenty (120) days after the Closing Date, prepare the tax work paper preparation package or packages necessary to enable Pfizer to prepare Tax Returns Pfizer is obligated to prepare or cause to be prepared.

               Section 7.5. Employees and Employee Benefits.

               (a) Employees (US) - Offer of Employment; Continued Employment; Severance. Purchaser agrees to offer employment as of 12:01 a.m. on the day immediately following the Closing Date to each Employee (US) in the same or a comparable position and, for the relevant periods set forth hereafter, at a rate of pay at least equal to such employee's rate of pay in effect on the Closing Date and with benefits which shall be substantially comparable, in the aggregate, to the employee benefits as set forth in Schedule 7.5(a), and identical to such other benefits as are set forth in the Employee Severance Program in Schedule 7.5(a)(i). The benefits set forth in Schedule 7.5(a)(iii) shall be deemed to satisfy the substantial comparability requirement with respect to benefits for Employees (US). For purposes of this Section 7.5, references to "rate of pay" for nonexempt employees shall be the rate of pay as in effect on the Closing Date. For exempt employees on a total compensation, nonvariable pay arrangement, "rate of pay" shall be, at the election of the employee, either (i) the rate of pay (base and bonus) as in effect on the Closing Date; or (ii) an incentive compensation arrangement provided by Purchaser which provides earnings potential at least equal to or greater than the employee's rate of pay (base and bonus) as in effect on the Closing Date. For exempt employees on the Pfizer Annual Incentive Plan (variable compensation program) "rate of pay" shall be at the election of the employee, either (i) the employee's base salary as in effect on the Closing Date and continuation of the target bonus and bonus range as in effect on the Closing Date; or (ii) an incentive compensation arrangement provided by Purchaser which provides earnings potential at least equal to or greater than the employee's rate of pay (base and bonus) as in effect on the Closing Date. For exempt employees on a sales commission arrangement, "rate of pay" shall be the employee's base salary and continuation of a quota arrangement and commission program which shall provide earnings potential at least equal to or greater than the employee's total earnings potential on the Closing Date. Such employment shall be at a location within a twenty-five (25) mile radius of such employee's location of employment as of the Closing Date (which, in the case of a sales employee, shall mean such employee's sales territory on the Closing Date). Schedule 7.5(a)(ii) (which shall be updated by Pfizer on the Closing Date) shall set forth the name of each Employee (US), and his or her current rate of pay (as defined above), position and date of hire. Except with respect to Employees (non-US) as provided for in Section 7.5(e), Purchaser shall have no obligation whatsoever with regard to (i) former employees of the Business who are retired or are on long-term disability, or who are not or shall have ceased to be employees as of or prior to the Closing Date, or (ii) employees who do not accept the offer of employment given by Purchaser in accordance with this Section 7.5(a) and do not actively work for Purchaser or its Affiliates for at least one day, unless such employee is otherwise an Affected Employee. Purchaser shall be solely responsible for all salaries or wages (including bonuses,


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



incentive payments and commissions) accruing after the Closing Date with respect to the Affected Employees. Purchaser may, at its discretion, change the conditions of employment after the Closing Date except for (i) the location requirement described in this Section 7.5(a), (ii) the pay and benefits requirements described in this Section 7.5(a), and (iii) the employee separation plan obligations and other benefits described in Schedule 7.5(a)(i), all of which matters shall remain unchanged until the date immediately following the second anniversary of the Closing Date.

     Notwithstanding the foregoing sentence, Purchaser may, beginning January 1, 2000, require Employees (U.S.) employed by Purchaser to contribute to the cost of medical and dental benefits as provided by Purchaser in the following amounts: for "employee only" coverage, 20% of such cost; for all other coverage categories (employee and spouse; employee and children; employee and family) 25% of such cost. Purchaser agrees not to change its cost to retirees of medical or dental coverage as currently charged by Pfizer.

     Moreover, with respect to Purchaser's Qualified Retirement Plan and Purchaser's Non-Qualified Retirement Plan, Purchaser shall provide such benefits to Employees (US) for a period of no less than three (3) years following the Closing Date.

     Notwithstanding the foregoing, Purchaser or its Affiliates may terminate an Employee (US) during the two (2) year period immediately following the Closing Date due to "Performance-Related Terminations" or "Curtailment or Cessation of Operations/Reorganization /Position Elimination" (as those terms are described in Exhibit E, the Pfizer Employee Separation Plan) as long as Purchaser or its Affiliates (i) first offers such employee the opportunity to sign a release agreement in substantially the form attached hereto as Exhibit F (individual termination) or Exhibit G (group termination), as appropriate, (ii) pays or otherwise


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


provides severance benefits to such employee in accordance with the Pfizer Employee Separation Plan and (iii) provides benefits continuation and other benefits as set forth in Schedule 7.5(a)(i), provided, however, that Purchaser or its Affiliates may terminate an Employee (US) without paying or otherwise providing severance benefits to such employee in accordance with such policy and practice if such employee is terminated, in the reasonable discretion of Purchaser or its Affiliates, "for cause," as such term is defined in the Employee Severance Program contained in Schedule 7.5(a)(i). Except with respect to the Purchaser's obligation to continue its Qualified Retirement Plan and Non-Qualified Retirement Plan as provided above, notwithstanding anything further to the contrary herein, on the date immediately following the second anniversary of the Closing Date, Purchaser shall provide pay and benefits and severance plans, programs and policies which are no less favorable than those provided to other similarly situated employees of Purchaser, as the case may be. Employees shall also be provided credit by the Purchaser for all service with Pfizer and its Affiliates, to the same extent as such service was credited for such purpose by Pfizer and its Affiliates, under (x) all employee benefit plans, programs, policies and fringe benefits of Purchaser described in Schedule 7.5(a)(iii) for purposes of eligibility, vesting and benefit accrual (with such benefit accrual for purposes of Purchaser's Qualified Retirement Plan, Purchaser's Qualified Savings Plan and Purchaser's Non-Qualified Plans being conditioned on asset transfers as provided in Section 7.5(b)) and (y) severance plans, programs and policies for purposes of calculating the amount of each such employee's severance benefits. Schedule 7.5(a)(iii) sets forth the employee benefit plans, programs and policies to be provided by Purchaser to Employees
(US). The provisions of such employee benefit plans, programs and policies shall mirror the material provisions of the corresponding Pfizer employee benefit plans, programs and policies.


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



     Schedule 7.5(a)(iv) sets forth the names of those Employees (US) ("Shared Services Employees") who provide services to a Pfizer Affiliate pursuant to a services agreement between Pfizer and such Pfizer Affiliate. Purchaser agrees to offer employment to Shared Services Employees during the term of the Transitional Services Agreement and to allow them to perform services for a Pfizer Affiliate (whether or not such entity remains a Pfizer Affiliate during the term of the Transitional Services Agreement) pursuant to the Transitional Services Agreement. Should any such Shared Services Employee be terminated by Purchaser up to 30 days after termination of the particular service provided by such Shared Services Employee pursuant to the Transitional Services Agreement in accordance with its terms or such earlier date as the parties thereto may agree, Pfizer shall reimburse Purchaser for the severance costs associated with such termination. Severance costs associated with any Shared Services Employee terminated subsequent to such thirty (30) day period shall be paid by Purchaser.

     (b)  Qualified Plans.

          (i) Pfizer sponsors the following plans which are intended to be qualified under Section 401(a) of the Code (collectively, the "Pfizer Qualified Plans"): the Pfizer Savings and Investment Plan (the "Savings Plan") and the Pfizer Retirement Annuity Plan (the "Retirement Plan"). Effective as of the Closing Date, the Seller Corporations shall cause each Affected Employee who is a participant in one or both Pfizer Qualified Plans to become one hundred percent (100%) vested in his or her accrued benefit under each such Plan.

          (ii) As of 12:01 a.m. of the day immediately following the Closing Date, Purchaser or its Affiliates shall establish a qualified defined contribution plan with, without limitation, a 401(k) feature ("Purchaser's Qualified Savings Plan") for the

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


     eligible employees of Purchaser. As of such date, all Affected Employees employed by Purchaser who were eligible to participate in the Savings Plan shall be eligible to participate in the Purchaser's Qualified Savings Plan in accordance with the terms of such plan, and all service with Pfizer and its Affiliates which is recognized under the Savings Plan shall be credited for eligibility and vesting and other purposes for which service is taken into account under the Savings Plan. Pfizer shall provide Purchaser with all information in its possession required by Purchaser to effect such recognition. As soon as practicable after the Closing Date, Pfizer shall cause the assets of the trust under the Savings Plan in respect of the aggregate benefits accrued by Affected Employees employed by Purchaser to he valued and transferred to the trust under Purchaser's Qualified Savings Plan; provided, however, no such transfer shall be made until Purchaser shall have first provided Pfizer with an IRS determination letter or an opinion of counsel reasonably satisfaction to Pfizer to the effect that Purchaser's Qualified Savings Plan is qualified, in form, under Section 401(a) of the Code. Each of Purchaser, on the one hand, and Pfizer, on the other hand, agrees to use its best efforts and to cooperate with the other to effect as promptly as possible the transfer of assets contemplated under this Section 7.5(b)(ii). The assets to be transferred from the trust under the Savings Plan pursuant to this Section 7.5(b)(ii) shall be in cash and Pfizer common stock or, to the extent mutually agreed to by Pfizer and Purchaser, a combination of cash, securities and other property; provided, however, any outstanding loans attributable to the accounts of any Affected Employees and Pfizer stock shall be transferred in kind. The actual amount transferred from the trust under the Savings Plan shall be adjusted to reflect any normal expenses properly attributable to the accounts of


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


     all Affected Employees under the Savings Plan during the period following the Closing Date. At the time the assets that are held in the trust with respect to Affected Employees under the Savings Plan are paid to the trust under Purchaser's Qualified Savings Plan, Purchaser's Qualified Savings Plan shall assume all liabilities of the Savings Plan for the applicable benefits thereunder, and such transfer shall be in full discharge of all obligations of the Savings Plan in respect thereof; provided, however, Purchaser and Purchaser's Qualified Savings Plan shall assume no liability for the pre-transfer calculation or valuation of the assets that are transferred from the Savings Plan, any matters relating to the operation or administration of the Savings Plan or any violation of ERISA or the Code by the fiduciaries of the Savings Plan. During the period following the Closing Date and preceding the transfer of assets and liabilities pursuant to this Section 7.5(b)(ii), Purchaser will cooperate with and assist Pfizer or its designee in collecting and remitting to the trustee of the Savings Plan payroll deductions relating to any outstanding loans from the Savings Plan on behalf of Affected Employees. Notwithstanding the above, the amount transferred to Purchaser's Qualified Savings Plan shall be in no event less than the amount necessary to satisfy the requirements of Section 414(1) of the Code.

          (iii) As of 12:01 a.m. of the day immediately following the Closing Date, Purchaser or its Affiliates shall establish a qualified defined benefit plan ("Purchaser's Qualified Retirement Plan") for the eligible employees of Purchaser. As of such effective date, all Affected Employees employed by Purchaser who were eligible to participate in the Retirement Plan shall be eligible to participate in Purchaser's Qualified Retirement Plan in accordance with the terms of such plan, and all service with Pfizer and


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


     its Affiliates which is recognized under the Retirement Plan shall be credited for eligibility, vesting, and, subject to the transfer of assets described below, benefit accrual and other purposes for which service is taken into account under the Retirement Plan. Pfizer shall provide Purchaser with all information in its possession required by Purchaser to effect such recognition. As soon as practicable after the Closing Date, but not before Purchaser shall first have provided Pfizer with an IRS determination letter or an opinion of counsel reasonably satisfactory to Pfizer to the effect that Purchaser's Qualified Retirement Plan is qualified, in form, under Section 401(a) of the Code, Pfizer shall cause to be transferred from the trust under the Retirement Plan to the trust under Purchaser's Qualified Retirement Plan assets, in the form of cash, securities or other property or a combination thereof, as determined by Pfizer subject to approval by Purchaser (which approval will not be unreasonably withheld), in an amount equal to the value of the PBO as of the Closing Date in respect of the Affected Employees employed by Purchaser; provided, however, such amount shall be (A) increased by 7.5% interest for the period from the Closing Date to the date of such asset transfer, and (B) decreased by payments made to Affected Employees from the Retirement Plan during such period. Each of Purchaser, on the one hand, and Pfizer, on the other hand, agrees to use its best efforts and to cooperate with the other to effect as promptly as possible the transfer of assets contemplated under this Section 7.5(b)(iii). Effective as of the date of transfer of the assets from the trust under the Retirement Plan in respect of the accrued benefits of the Affected Employees as described herein, Purchaser's Qualified Retirement Plan shall assume all liability for such accrued benefits, and Pfizer and the Retirement Plan shall have no further liability therefor; provided, however, prior to the date of such transfer of


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


     assets, Pfizer shall provide Purchaser with (x) a certification, prepared by the Retirement Plan's enrolled actuary, that all assets and accrued benefits to be transferred from the trust under the Retirement Plan have been properly determined in accordance with this Section, and that such transfer would be in compliance with the provisions of Sections 401(a)(12) and 414(1) of the Code and rulings and regulations issued under such sections; and (y) such additional information as Purchaser's enrolled actuary may reasonably request to verify such calculations. In the event that, within forty-five (45) days of receiving such information, Purchaser's enrolled actuary disagrees with calculations of the PBO as defined herein, Pfizer and Purchaser shall select an independent third enrolled actuary to settle such disagreement. The determination of such third actuary shall be binding on Pfizer and Purchaser. The fees, costs and expenses of said third actuary shall be divided equally between Pfizer and Purchaser.

          (iv) As of 12:01 a.m. of the day immediately following the Closing Date, Purchaser or its Affiliates shall establish a non-qualified defined contribution plan ("Purchaser's Non-Qualified Savings Plan") and a non-qualified defined benefit retirement plan ("Purchaser's Non-Qualified Retirement Plan" and, together with Purchaser's Non-Qualified Savings Plan, "Purchaser's Non-Qualified Plans") for the eligible employees of Purchaser. As of such effective date, all Affected Employees employed by Purchaser who were eligible to participate in the Pfizer Inc. Nonfunded Deferred Compensation and Supplemental Savings Plan or the Pfizer Inc. Nonfunded Supplemental Retirement Plan (collectively, "Pfizer's Non-Qualified Plans") shall be eligible to participate in Purchaser's Non-Qualified Plans in accordance with the terms of such plan, and all service with Pfizer and its Affiliates which is recognized under Pfizer's


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


     Non-Qualified Plans shall be credited for eligibility, vesting, and, subject to the transfer of assets described below, benefit accrual and other purposes for which service is taken into account under Pfizer's Non-Qualified Plans. Pfizer shall provide Purchaser with all information in its possession required by Purchaser to effect such recognition. As soon as practicable after the Closing Date, Pfizer shall cause to be transferred to a grantor trust under Purchaser's Non-Qualified Plans assets, in the form of cash, securities or other property or a combination thereof, as determined by Pfizer subject to approval by Purchaser (which approval will not be unreasonably withheld), in an amount equal to the value of the accrued benefits under Pfizer's Non-Qualified Plans determined as of the Closing Date in respect of the Affected Employees employed by Purchaser. Purchaser shall provide to Pfizer an opinion of counsel, acceptable to Pfizer, that the grantor trust is a valid grantor trust that accomplishes the goals for which it was established. The assets to be transferred to the grantor trust under Purchaser's Non-Qualified Plans in respect of the accrued benefits of the Affected Employees under the Pfizer Inc. Nonfunded Deferred Compensation and Supplemental Savings Plan and the Pfizer Inc. Nonfunded Supplemental Retirement Plan shall be determined in the same manner as described in Sections 7.5(b)(ii) and 7.5(b)(iii), respectively.

         (c) Accrued Entitlements. To the extent reflected in the Working Capital Statement Purchaser shall be responsible for all accrued but unused vacation days, for Affected Employees as of the Closing Date consistent with Pfizer's policy in respect thereof

         (d) Medical and Welfare Plan Obligations. Commencing as of 12:01 a.m. on the day immediately following the Closing Date, Purchaser shall include the Affected Employees in its welfare plans and agrees to waive any waiting periods or limitations for preexisting


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

conditions, to the extent satisfied under Pfizer's plans, under its medical, dental, and short-term and long-term disability plans and shall ensure that such employees are given credit for any amounts paid toward deductibles, out-of-pocket limits or other fees on or prior to the Closing Date. Pfizer and Seller Corporations shall retain responsibility for all hospital, medical, life insurance, disability and other welfare plan expenses and benefits, and for all workers' compensation, unemployment compensation and other government mandated benefits (collectively referred to herein as "Welfare Type Plans") in respect of claims covered by such plans that are maintained by Pfizer and the Seller Corporations and which are incurred by the Affected Employees and their dependents on or prior to the Closing Date. Purchaser shall be responsible for all claims incurred after the Closing Date by the Affected Employees and their dependents which are covered by the Welfare Type Plans that are maintained by Purchaser for such Affected Employees and their dependents. For purposes of this
Section 7.5(d), claims shall be deemed to have been incurred:

          (i) with respect to all death or dismemberment claims, on the actual date of death or dismemberment;

          (ii) with respect to all disability claims on the date the claimant became unable to (i) perform his or her regular duties of employment, in the case of an employee claimant, or (ii) perform the normal day-to-day responsibilities that would reasonably be expected of someone of similar age and lifestyle, in the case of a dependent claimant;

          (iii) with respect to all medical, drug or dental claims, on the date the service was received or the supply was purchased by the claimant; provided, however, a


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


     medical claim relating to a claimant's hospitalization shall be deemed to be incurred on the date the claimant was first hospitalized; and

          (iv) with respect to workers' compensation claims, on the date the incident occurred.

     (e) Employees (non-US) - Offer of Employment; Continued Employment; Severance. Purchaser agrees to offer employment as of 12:01 a.m. on the day immediately following the Closing Date to each Employee (non-US) in the same or a comparable position and at a rate of pay at least equal to such employee's rate of pay in effect on the Closing Date and with benefits which shall be, in the aggregate, substantially equivalent on an economic basis to such employee's benefits which are in effect on the Closing Date. Schedule 7.5(e) (which shall be updated by Pfizer on the Closing Date) shall set forth the name of each Employee (non-US), and his current rate of pay, position and date of hire. It is the intention of the parties to this Agreement to deal with employee matters, including, without limitation, offers of employment, compensation, benefits, and severance payment and benefit continuation matters for Employees (non-US) in a manner substantially similar to the manner in which Employees (US) matters have been dealt with in this Article VII, subject to: such modifications as are necessary to comply with applicable Laws of the foreign countries and their political subdivisions; applicable labor agreements; local Pfizer policies, programs and practices; and established local business custom in similar transactions.

     (f) Employees (US) and Employees (non-US) Absent on Disability or Leaves of Absence - Offer of Employment; Continued Employment; Severance. When an Employee who is, on the Closing Date, absent due to illness or on short-term disability (including maternity disability but expressly excluding long-term disability) or workers' compensation seeks to return


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


to active employment, Purchaser shall offer immediate employment to such Employee in the same or a comparable position to that which the Employee occupied before such absence but only at such time that the Employee is medically capable of performing the essential functions of the position occupied immediately before such absence and only if the Employee returns to work within one year of the initial date of absence (or such later date as required by law). In addition, immediate employment in the same or comparable positions will be offered to those Employees returning from authorized leaves of absence such as parental, family and medical, and military leaves or other leaves where return to work is required by law. Such Employees, returning from disability or leaves of absence, will be subject to the same pay, benefits, severance and all other policies, plans, programs and arrangements as stipulated in this Article VII for similarly situated Employees (US) and Employees (non-US) and, in the case of Employees (non-US), as otherwise required by applicable local Law as of the date of such return to active work. Anything in this Section 7.5 to the contrary notwithstanding, Purchaser shall have no liability to any Employee described in this Section 7.5(f) who is absent from work on the Closing Date unless and until such Employee commences active employment with Purchaser.

     (g) No Third Part Beneficiaries. Nothing contained herein, expressed or implied, is intended to confer upon any Employee of Seller Corporations any benefits under any benefit plans, programs, policies or other arrangements, including, but not limited to, severance benefits or right to employment or continued employment with Purchaser or any Affiliate of Purchaser for any period by reason of this Agreement. In addition, the provisions of this Agreement, in particular this Article VII, are for the sole benefit of the parties to this Agreement and are not for the benefit of any third party.


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     Section 7.6. Cash Management Matters. Pfizer and its Affiliates shall be permitted to continue to conduct their activities regarding cash management matters relating to the Business (including, without limitation, the collection and transfer of accounts receivable and disbursement of funds by Pfizer) in accordance with the practice in effect as of the date of this Agreement, except as may be affected by actions taken pursuant to Section 2.2(d). Any AMS related receipt by Pfizer or disbursement made by Pfizer pursuant to this Section 7.6 after the Closing Date shall be deemed for purposes of Section 2.7 to have occurred on the Closing Date and shall be reflected in the calculation of the Working Capital of the Business pursuant to such Section 2.7.

     Section 7.7. Bulk Transfer Laws. Purchaser acknowledges that the Seller Corporations have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws.

     Section 7.8. Noncompetition.

     (a) Subject to the provisions of this Section 7.8, Pfizer agrees that for a period of three (3) years from the Closing Date, Pfizer and its Subsidiaries shall not compete in any material respect with the Business as now conducted (but excluding any business related to Cardura) ("Competitive Activity"); provided, however, that it shall not be deemed to be a violation of this subsection for Pfizer or any of its Subsidiaries (i) to engage, directly or indirectly, in the research, manufacture or sale of Viagra(R) or any other pharmaceutical product or any medical device for the delivery of pharmaceutical products, (ii) to invest in or own any non-convertible debt securities or other similar debt obligations, (iii) to invest in any third Person (including, without limitation, any corporation or mutual or other fund) which invests in, manages or operates a Competitive Activity, so long as Pfizer's or any of its Subsidiary's investment is less than 20% of the outstanding ownership interest in such third Person and Pfizer and its Subsidiaries do not control or conduct such third Person or Competitive Activity, (iv) to invest in, own an interest in, or acquire a majority of the stock or assets of any Person which is not engaged primarily in a Competitive Activity, (v) to invest in securities having less than five percent (5%) of the outstanding voting power of any Person, the securities of which are publicly traded or listed on any securities exchange or automated quotation system, (vi) to invest in any Person after the Closing Date to the extent that Pfizer or a Subsidiary had, directly or indirectly, acquired, or had a right to acquire, such interest prior to the date of this Agreement, or
(vii) to own any equity interests through any employee benefit plan or pension plan. Notwithstanding anything to the contrary, the foregoing covenant shall not apply with respect to any Person that acquires a majority of the stock or assets of Pfizer or any of its Subsidiaries and that prior to such acquisition already was engaged in a Competitive Activity. For purposes of this subsection, "engaged primarily in a Competitive Activity" shall mean (A) that greater than thirty-five percent (35%) of the aggregate net revenue derived during the last complete fiscal year of such Person is derived from the Competitive Activity or
(B) that such Person is, or owns more than 20% of the outstanding ownership interest or holds more than 5% of the outstanding voting power of, any of the entities specified on Schedule 7.8(a). Each investment or acquisition made by Pfizer or its Subsidiaries which is subject to the provisions of this Section
7.8 must be permissible hereunder at the time of such investment, provided, however, that any such investment which was permissible when made cannot thereafter be the basis of a claim of violation of this Section 7.8. For a period of three (3) years after the Closing Date, Pfizer and its Subsidiaries shall not, directly or indirectly, induce or attempt to induce any officers, employees, representatives or agents of Purchaser or any of its Affiliates engaged in the Business to leave the


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



employ of Purchaser or any such Affiliate, or violate the terms of their contracts, or any employment arrangements, with Purchaser or any such Affiliate, except that nothing in this sentence shall restrict or preclude the rights of Pfizer and its Subsidiaries to make generalized searches for employees by the use of advertisements in the media (including trade media) or by engaging search firms to engage in searches that are not targeted or focused on the employees employed by the Business.

     (b) Notwithstanding anything to the contrary contained in subsection (a) of this Section 7.8, Pfizer and its Subsidiaries shall not be deemed to have violated the restrictions contained in this Section 7.8 in the event that Pfizer or a Subsidiary acquires or invests in any Person engaged primarily in a Competitive Activity; provided, that Pfizer or such Subsidiary thereafter divests a portion of such Competitive Activity within 18 months from the date of purchase of such Person so as to be in compliance with Section 7.8(a) hereof

     (c) Prior to Closing, except as otherwise agreed in writing, neither Purchaser nor any of its Affiliates will offer or provide employment on a full-time or part-time or consulting basis to any individual employed by Pfizer or any of its Affiliates in the operation of the Business.

     (d) Pfizer and Purchaser acknowledge that this Section 7.8 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement. Each of Pfizer and Purchaser has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 7.8 are reasonable and proper. It is the desire and intent of the parties that the provisions of this Section 7.8 shall be enforced to the fullest extent permissible under applicable Law. If all or part of this Section 7.8 is held invalid, illegal or incapable of being enforced by any Law or public policy, all


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


other terms and provisions of this Agreement shall nevertheless remain in full force and effect. If any part of this Section 7.8 is held to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable Law.

     Section 7.9. Transitional Services. At the Closing, Purchaser and Pfizer shall enter into, execute and deliver a transitional services agreement in substantially the form attached hereto as Exhibit C (the "Transitional Services Agreement").

     Section 7.10. Transitional Intellectual Property License Agreement. At the Closing, Purchaser and Pfizer shall enter into, execute and deliver a transitional intellectual property license agreement in substantially the form attached hereto as Exhibit D (the "Transitional Intellectual Property License Agreement").

     Section 7.11. Compliance with WARN, Etc. With respect to WARN or other similar statutes or regulations of any jurisdiction, Purchaser will timely give any notices required to be given thereunder.

     Section 7.12. Foreign Implementing Agreements. As promptly as practicable after the date hereof, Pfizer and Purchaser shall cause the Foreign Implementing Agreements to be prepared and executed by their applicable Affiliates.

     Section 7.13. Joint Defense and Cooperation Agreement. At the Closing, Purchaser and Pfizer shall enter into, execute and deliver a joint defense and cooperation agreement in substantially the form attached hereto as Exhibit H (the "Joint Defense and Cooperation Agreement").

     Section 7.14. Insurance. As of the Closing Date, the coverage under all insurance policies related to the Business shall continue in force only for the benefit of the Seller

Corporations and their Affiliates and not for the benefit of Purchaser. Purchaser agrees to arrange for its own insurance policies with respect to the Business covering all periods and agrees not to seek, through any means, to benefit from any of the Seller Corporations' or their Affiliates' insurance policies which may provide coverage for claims relating in any way to the Business on or prior to the Closing Date.

     Section 7.15. Confidentiality.

     (a) Except as specified in paragraph (b) below, the Seller Corporations agree to, and shall cause their agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the Business or the Conveyed Assets, (ii) in the event that the Seller Corporations or their agents, representatives, Affiliates, employees, officers or directors become legally compelled to disclose any such information, provide Purchaser with prompt written notice of such requirement so that Purchaser may seek a protective order or other remedy or waive compliance with this Section 7.15, (iii) in the event that such protective order or other remedy is not obtained or Purchaser waives compliance with this Section 7.15, furnish only that portion of such confidential information which is legally required to be provided; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller Corporations or any of their agents, representatives, Affiliates, employees, officers or directors. The Seller Corporations agree and acknowledge that remedies at Law for any breach of their obligations under this
Section 7.15 are inadequate and that, in addition thereto, Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event any such breach, without necessity of demonstrating the inadequacy of money damages.

     (b) Notwithstanding anything to the contrary contained in paragraph (a) above, the Seller Corporations may retain copies of and use the information specified in clause (i) of paragraph (a) above to the extent, and only to the extent, the Seller Corporations deem reasonably necessary to discharge any Retained Liabilities, to comply with any Law, Governmental Order or any requirement of any Governmental Authority or Governmental Authorization or to comply with any existing agreement with any third party.

     Section 7.16. Non-Solicitation. Each Seller Corporation agrees that, between the date of this Agreement and the earlier of (1) the Closing and (2) the termination of this Agreement, neither such Seller Corporation nor any of its Affiliates, officers, directors, representatives or agents shall solicit, initiate or encourage any other proposals or offers from any Person relating to
(i) any acquisition or purchase of all or any portion of the capital stock of the Asset Selling Corporations or their assets (other than Inventory to be sold in the ordinary course of the business of the Business consistent with past practice), or (ii) any other transaction which would prevent the Selling Corporations from consummating the transaction contemplated by this Agreement. The Seller Corporations immediately shall cease and cause to be terminated all existing negotiations with any Persons conducted heretofore with respect to any of the foregoing. Each Seller Corporation agrees not to, without the prior written consent of Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement with respect to the Business to which such Seller Corporation is a party.


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


     Section 7.17. Post-Closing Financial Assistance. Pfizer agrees to provide Purchaser for up to one year after the Closing Date, access to personnel, corporate books and records, and financial information related to the Business prior to the Closing Date. Such access shall (i) be at times mutually convenient to Pfizer and Purchaser, (ii) not unreasonably interfere with performance by such personnel of their other duties and (iii) not subject Pfizer to any cost or legal exposure, in Pfizer's sole reasonable judgment.

     Section 7.18. Certain Receivables. Pfizer agrees that it will purchase from Purchaser within 30 days after the first anniversary of the Closing any receivables from Spanish customers which were overdue by their terms on the Closing Date and not collected in full by Purchaser prior to such first anniversary. The purchase price to be paid by Pfizer will be the unpaid amount due on such receivables. Purchaser shall use all commercially reasonable efforts to collect in full all such receivables. At the Closing, Pfizer shall deliver a schedule of all such overdue receivables.

                                  ARTICLE VIII

                                 INDEMNIFICATION


     Section 8.1. Indemnification by Pfizer.

     (a) Pfizer agrees to defend, indemnify and hold harmless Purchaser and its Affiliates, and, if applicable, its directors, officers, agents, employees, successors and assigns from and against any and all claims, actions, causes of action, judgments, awards, liabilities, losses, costs (including reasonable attorneys' fees) or damages (collectively, a "Loss" or the "Losses") claimed or arising from (i) any Retained Liability, (ii) any breach by a Seller Corporation of any of its covenants or agreements contained in this Agreement, (iii) any breach

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

of any warranty or representation of a Seller Corporation contained in this Agreement, or (iv) any noncompliance with bulk transfer or similar laws.

     (b) Purchaser shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

     (c) Notwithstanding the provisions of this Article VIII, Pfizer shall not be liable to the Purchaser or its Affiliates for any Loss under Section 8.1(a)(i) with respect to clause (ii) of Excluded Environmental Liabilities except to the extent such Losses exceed $1,000,000, and then further subject to the limitations set forth in Sections 8.5 and 8.6 (including, without limitation, clauses (i) and (ii) of the proviso of Section 8.6).

     Section 8.2. Indemnification by Purchaser.

     (a) Purchaser agrees to defend, indemnify and hold harmless the Seller Corporations and their Affiliates, and, if applicable, their directors, officers, agents, employees, successors and assigns from and against any and all Loss claimed or arising from (i) any Assumed Liability, (ii) any breach by Purchaser of any of its covenants or agreements in this Agreement, or (iii) any breach of any warranty or representation of Purchaser contained in this Agreement.

     (b) The Seller Corporations shall take and cause their Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.


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


     Section 8.3. Notice of Claims.

     (a) If any of the Persons to be indemnified under this Article VIII (the "Indemnified Party") has suffered or incurred any Loss or has received notice of any actual or potential Third Party Claim, the Indemnified Party shall so notify the party from whom indemnification is sought (the "Indemnifying Party") promptly in writing describing such Loss or Third Party Claim, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss or Third Party Claim, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss or Third Party Claim shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which the Indemnified Party intends to claim any liability or expense as a Loss or Third Party Claim under this Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of such action or suit and tender the Indemnified Party the defense of such action or suit. A failure to give notice and to tender the defense of the action or suit in a timely manner pursuant to this Section 8.3 shall not limit the obligation of the responsible Person under this Article VIII, except (i) to the extent such Indemnified Party is prejudiced thereby, (ii) to the extent expenses are incurred during the period in which notice was not provided, and (iii) as provided by Section 8.5 below,

     (b) Except when an immediate notice, report or other filing must be filed pursuant to Environmental Law, Purchaser will provide notice and an opportunity to comment to Pfizer before Purchaser files any Required Governmental Report or any other report, notification or filing with any Governmental Authority or third party that would be reasonably likely to result in a Loss or Third Party Claim. In the event Purchaser is required to file an immediate Required


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

Governmental Report or any other immediate report, notification or filing, Purchaser will provide simultaneous notice to Pfizer when it files the report with the Governmental Authority.

     Section 8.4. Third Party Claims.

     (a) The Indemnifying Party under this Article VIII shall have the right, but not the obligation, to conduct and control, through counsel of its choosing (and reasonably satisfactory to the other party), any third party claim, action or suit (a "Third Party Claim"), and the Indemnifying Party may compromise or settle the same, provided that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise of settlement and shall obtain the consent of the Indemnified Party to such proposed compromise or settlement, which consent shall not be unreasonably withheld. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third Party Claim, the Indemnifying Party shall have the right to participate in, but not conduct or control, the defense or prosecution of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

     (b) The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention of records and information that are reasonably relevant to such Third Party Claim and provision of them to the Indemnifying Party, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder and for acting as witnesses.


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


     Section 8.5. Expiration. Notwithstanding anything in this Agreement to the contrary, if the Closing shall have occurred, all covenants, agreements, warranties and representations made herein or in any certificate delivered pursuant hereto shall survive the Closing, but all representations and warranties made herein or in any certificate delivered pursuant hereto, and any party's right to assert indemnification claims under Sections 8.1 and 8.2 with respect to any such representation or warranty, shall terminate and expire on, and no action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto shall be commenced after, March 31, 2000 with respect to any claims of any party, and of any indemnified persons under this Article VIII, which shall not have been previously asserted, with reasonable specificity, by written notice given under
Section 8.3; provided, however, the right to assert claims under Section 8.l(a)(i) with respect to clause (ii) of Excluded Environmental Liabilities, shall terminate and expire on, and no action or proceeding seeking damages or other relief with respect thereto shall be commenced, after the fifth anniversary of the Closing Date unless Third-Party Claims shall have been made against the Indemnified Party and written notice thereof previously given to Pfizer under Section 8.3; and the right to assert claims under Section 8.1(a)(i) with respect to clause (iii) of Excluded Environmental Liabilities, shall terminate and expire on, and no action or proceeding seeking damages, relief or indemnity with respect thereto shall be commenced, after the third anniversary of the Closing Date unless Third-Party Claims shall have been made against the Indemnified Party and written notice thereof previously given to Pfizer under
Section 8.3; and the right to assert claims under Section 8.1(a)(i) with respect to clauses (i), (iv) and (v) of Excluded Environmental Liabilities shall have no time limit.

     Section 8.6. Certain Limitations. Pfizer shall not have any liability under clause 8.1(a) for Losses unless the aggregate of all such Losses (other than Losses under Section 8.1(a) with respect to clause (ii) of Excluded Environmental Liabilities), for which Pfizer would, but for this provision, be liable exceeds on a cumulative basis $1,000,000, but if such amount is exceeded, Pfizer shall be required to pay only the amount of such Loss which exceeds $1,000,000; provided, however, that Pfizer shall not have any liability for Losses (i) for any individual item where the Loss relating thereto is less than $100,000, and (ii) for all Losses (including Losses under Section 8.1(a) with respect to clause (ii) of Excluded Environmental Liabilities) in excess of $39,000,000.

     Section 8.7. Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 8.1 or 8.2 (the "Specified Sections") shall be net of (i) any accruals or reserves on the Financial Statements or the Working Capital Statement, (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (iii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (each person named in clauses (ii) and (iii), a "Collateral Source"), and (iv) an amount equal to the present value of the tax benefit, if any, attributable to such Loss. Indemnification under this Article VIII shall not be available to Purchaser or Pfizer, as the case may be, unless the party seeking indemnification under this
Article VIII first uses all reasonable efforts to seek recovery from all Collateral Sources. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder from any payment required under Section 8.1 or 8.2 is determined after payment by the


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


Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment.

     Section 8.8. Other Limitations. No claim for breach of representation or warranty shall be made by Purchaser under Section 8.l (a)(iii) if(a) such claim is based on a fact or an event occurring prior to Closing (whether or not also occurring prior to the date of this Agreement) constituting a failure of a condition to Closing under Section 4.2, and (b) such fact or event was disclosed by Pfizer in writing prior to Closing.

     Section 8.9. Sole Remedy/Waiver. The parties hereto acknowledge and agree that the remedies provided for in this Agreement shall be the parties' sole and exclusive remedies with respect to the subject matter of this Agreement. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Seller Corporations or any of their Affiliates, or Purchaser or any of its Affiliates, as the case may be, arising under or based upon any Law (including, without limitation, such Law relating to environmental matters or arising under or based upon any securities law, common law or otherwise).

     Section 8.10. Indemnification Procedures for Remedial Actions on Conveyed Properties.

     (a) Pfizer shall have the right but not the obligation to conduct and control the management of a Remedial Action at a property included in the Conveyed Assets that is subject to indemnification pursuant to this Agreement. Pfizer must notify Purchaser, within thirty (30) days of receipt of notice of Purchaser's claim for indemnification for such matter, that (i) it intends to undertake said responsibility or (ii) that more information is needed from Purchaser before Pfizer can reasonably determine that Purchaser's claim is subject to indemnification pursuant to this Agreement. Purchaser shall promptly respond to such requests for information (to the extent such information is reasonably available to Purchaser) and, within thirty (30) days of receipt of such information, Pfizer shall notify Purchaser as to whether it shall undertake the Remedial Action. Prior to a determination by Pfizer that it will undertake a Remedial Action pursuant to this Section 8.10, Purchaser shall take only those actions necessary to comply with applicable Environmental Laws or address conditions that pose an immediate and acute health risk (unless additional actions are approved by Pfizer).

               (b) In undertaking a Remedial Action pursuant to this Section 8.10, Pfizer shall retain a qualified independent environmental consultant, which consultant shall be subject to Purchaser's approval (such approval not to be unreasonably delayed or withheld). Pfizer shall undertake such Remedial Action in a prompt and expeditious fashion in accordance with applicable Environmental Laws and shall not cause, through its own inaction, any undue delay in obtaining written notice from the appropriate Governmental Authority that no further investigation or remediation is necessary with respect to the matter that is the subject of the indemnification claim to meet the Applicable Remedial Action Standards, or, if no Governmental Authority is involved in such matter, a good faith determination from its environmental consultant that no further investigation or remediation is required to bring a property included in the Conveyed Assets into conformance with Applicable Remedial Action Standards. Pfizer shall comply with all applicable Laws, including all applicable Environmental



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Laws, with respect to its performance pursuant to this Section 8.10. Pfizer shall promptly provide copies to Purchaser of all written notices, correspondence, final submissions, final work plans, results of field work, and final reports and shall give Purchaser a reasonable opportunity given the circumstances (at Purchaser's own expense) to comment on any submissions Pfizer intends to deliver or submit to the appropriate Governmental Authority prior to said submission. Purchaser may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remedial Action, including any field work undertaken by Pfizer, and Purchaser shall provide Pfizer with the results of all such monitoring. Notwithstanding the above, Purchaser shall not take any actions that shall unreasonably interfere with Pfizer's performance of the Remedial Action. Pfizer shall undertake any such work required herein in a manner designed to minimize any disruption, to the greatest extent possible, with the conduct of operations at a property included in the Conveyed Assets. Purchaser shall allow Pfizer reasonable access to conduct any of the work contemplated herein and shall fully cooperate with Pfizer in the performance of the Remedial Action, including, but not limited to, providing Pfizer with reasonable access to employees and documents as necessary.

               (c) If Pfizer declines to undertake the performance of a Remedial Action as provided in Section 8.10(a), Purchaser shall be entitled to undertake the Remedial Action to the Applicable Remedial Action Standards. Purchaser shall promptly provide copies to Pfizer of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Pfizer a reasonable opportunity (at Pfizer's own expense) to comment on any submissions Purchaser intends to deliver or submit to the appropriate Governmental Agency prior to said submission. Pfizer may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remedial Action, including any field work undertaken by Purchaser,



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and Purchaser shall provide to Pfizer the results of all such field work.
Notwithstanding the above, Pfizer shall not take any actions that shall unreasonably interfere with Purchaser's performance of the Remedial Action. Pfizer's decision to allow Purchaser to undertake Remedial Action hereunder shall not limit or affect Pfizer's obligation to indemnify Purchaser for said Remedial Action to the Applicable Remedial Action Standards as otherwise provided in this Agreement.

               Section 8.11. Limitation on Indemnification for Third Party Claims for Remedial Action. Notwithstanding anything to the contrary in this Agreement, Pfizer's indemnification obligation under Section 8.1 hereof in respect of clause (ii) of the definition of Excluded Environmental Liabilities is subject to the provisions of this paragraph. Pfizer shall be responsible for the cost of Remedial Action only to the extent necessary to meet the least stringent applicable compliance or remediation standard consistent with the industrial/commercial use of the property as of the Closing Date, which standard is acceptable to the Governmental Authorities making the Third Party Claim through the use of the most cost-effective alternative (the "Applicable Remedial Action Standard"). Pfizer shall not be responsible for those costs incurred in connection with a Remedial Action to the extent such costs arise from or are exacerbated by actions of Purchaser after the Closing Date. Further, Pfizer shall not be responsible for costs incurred in connection with a Remedial Action unless such Remedial Action is (i) required by a Governmental Authority acting pursuant to Environmental Law; (ii) required to respond to a judgment or an order in a Third Party Claim or action; (iii) required to respond to a condition discovered in connection with the normal day-to-day operation of a facility or a facility expansion or demolition actually implemented by Purchaser where such Remedial Action is necessary to permit such operation, expansion or



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
demolition; or (iv) required to respond to a condition which presents a substantial endangerment to human health.

               Section 8.12. No Consequential Damages. Notwithstanding anything to the contrary contained herein, no party to this agreement shall be liable to or otherwise responsible to any other party hereto or any affiliate of any other party hereto for consequential, incidental or punitive damages or for diminution in value or lost profits that arise out of or relate to this agreement or the performance or breach thereof or any liability retained or assumed hereunder.

                                   ARTICLE IX

                                   TERMINATION
               Section 9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

               (a) by written agreement of Purchaser and Pfizer, acting as agent for the Seller Corporations;

               (b) by either Pfizer or Purchaser if a material breach of a representation, warranty, covenant, obligation or other provision of this Agreement has been committed by the other party and such breach has not been waived;

               (c) by either Pfizer or Purchaser, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to December 31, 1998 (unless the failure to consummate the Closing by such date shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement); or

               (d) except as set forth in and subject to Section 7.3(e), by either Pfizer or Purchaser if any court of competent jurisdiction or other competent Governmental Authority


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shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable.

               Section 9.2. Effect of Termination.

               (a) In the event of the termination of this Agreement in accordance with Section 9.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 9.2 and in Sections 7.1, 10.1, 10.7, 10.8, 10.9 and 10.11 hereof, and except that nothing herein will relieve any party from liability for any breach of any covenant set forth in this Agreement prior to such termination.

               (b) In the event this Agreement shall be terminated as a result of any party's material breach of any provision hereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that the other party may have hereunder or otherwise under applicable law. Upon termination of this Agreement by Pfizer or Purchaser, by reason of a breach by the other hereunder, the damages recoverable by the party so terminating this Agreement shall include, without limiting the generality of the immediately preceding sentence, all attorneys' fees reasonably incurred by such parties in connection with the transactions contemplated hereby and thereby.

               (c)     If this Agreement is terminated in accordance with
Section 9.1, Purchaser agrees that the prohibition in the Confidentiality Agreement restricting Purchaser's ability to



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solicit any Employee to join the employ of Purchaser or any of its Affiliates shall be extended to a period of three (3) years from the date of this Agreement.

                                   ARTICLE X

                                  MISCELLANEOUS

               Section 10.1. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and served by personal delivery upon the party for whom it is intended, delivered by registered or certified mail, return receipt requested, or by a national courier service, or sent by telecopier, provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

                  To any Seller Corporation:

                                    PFIZER INC.
                                    235 East 42nd Street
                                    New York, NY 10017
                                    Telephone:       212-573-3637
                                    Telecopy:        212-573-1445
                                    Attn.:  Paul S. Miller, Esq.
                                            Senior Vice President and
                                            General Counsel




                           With a copy to:

                                    Kaye, Scholer, Fierman, Hays & Handler, LLP
                                    425 Park Avenue
                                    New York, New York 10022
                                    Telephone:       (212) 836-8433
                                    Telecopy:        (212) 836-7152
                                    Attn.:  Fred H. Marcusa, Esq.




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


                  To Purchaser:

                                    WPAMS Acquisition Corp.
                                    c/o E.M. Warburg, Pincus & Co., LLC
                                    466 Lexington Avenue
                                    New York, New York 10017
                                    Telephone:       (212) 878-0644
                                    Telecopy:        (212) 878-9361
                                    Attn.:  Elizabeth H. Weatherman
                                            Managing Director


                             With a copy to:

                                    Willkie Farr & Gallagher
                                    787 Seventh Avenue
                                    New York, New York 10019-6099
                                    Telephone:       (212) 728-8000
                                    Telecopy:        (212) 728-8111
                                    Attn.:  Christopher E. Manno, Esq.


               Section 10.2. Amendment: Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Pfizer (on behalf of the Seller Corporation), or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

               Section 10.3. Assignment. Except as otherwise provided herein, no party to this Agreement may assign any of its rights or obligations under this Agreement including by sale of stock, operation of law in connection with a merger or sale of substantially all the assets of Purchaser without the prior written consent of Pfizer until the third anniversary hereof except that Purchaser may without such consent assign its rights to purchase the Conveyed Assets


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
hereunder to one or more Purchaser Affiliates, provided that no such assignment by Purchaser shall relieve Purchaser of any of its obligations hereunder. Notwithstanding the foregoing, after the Closing, Purchaser may assign its rights under this Agreement to a subsequent purchaser who undertakes, on terms reasonably satisfactory to Pfizer, to assume all of Purchaser's obligations hereunder; provided, however, that any such assignment shall not relieve Purchaser of any of its obligations hereunder.

               Section 10.4. Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term provided for therein and other than any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

               Section 10.5. Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

               Section 10.6. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller Corporations, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

               Section 10.7. Public Disclosure. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other party hereto that,



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except as may be required to comply with the requirements of any applicable
Laws, and the rules and regulations of each stock exchange upon which the securities of one of the parties is listed, if any, no press release or similar public announcement or communication shall be made or caused to be made prior to the Closing concerning the execution or performance of this Agreement unless the parties shall have consulted in advance with respect thereto.

               Section 10.8. Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Pfizer all books and records furnished by Pfizer, any other Seller Corporation or any of their respective agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

               Section 10.9. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

               Section 10.10. Schedules. The disclosure of any matter in any Schedule to this Agreement, as may be amended or supplemented prior to the Closing, shall be deemed to be a disclosure for all purposes of this Agreement, but shall expressly not be deemed to constitute an admission by any Seller Corporation or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

               Section 10.11. Governing Law. The agreement shall be governed by the laws of the state of New York, its rules of conflict of laws notwithstanding. Pfizer and Purchaser hereby agree and consent to be subject to the jurisdiction of the United States District Court for the Southern District of New York and in the absence of such Federal jurisdiction, the parties


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consent to be subject to the jurisdiction of the Supreme Court of the State of
New York, County of New York.

               Section 10.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

               Section 10.13. Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof

               Section 10.14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

               IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

                                 PFIZER INC.


                                 By:      /s/ David L. Shedlarz
                                          -------------------------------------
                                          Name:    David L. Shedlarz
                                          Title:   Senior Vice President and CFO

                                 AMERICAN MEDICAL SYSTEMS, INC.


                                 By:      /s/ P. Nigel Gray
                                          -------------------------------------
                                          Name:    P. Nigel Gray
                                          Title:   Attorney-in-Fact

                                 HOWMEDICA INTERNATIONAL LIMITED


                                 By:      /s/ P. Nigel Gray
                                          -------------------------------------
                                          Name:    P. Nigel Gray
                                          Title:   Attorney-in-Fact

                                 PFIZER HOSPITAL PRODUCTS (BELGIUM)
                                          N.V.


                                 By:      /s/ P. Nigel Gray
                                          -------------------------------------
                                          Name:    P. Nigel Gray
                                          Title:   Attorney-in-Fact

                                 HOWMEDICA G.m.b.H.


                                 By:      /s/ P. Nigel Gray
                                          -------------------------------------
                                          Name:    P. Nigel Gray
                                          Title:   Attorney-in-Fact

                                 HOWMEDICA IBERICA, S.A.


                                 By:      /s/ P. Nigel Gray
                                          -------------------------------------
                                          Name:    P. Nigel Gray
                                          Title:   Attorney-in-Fact

                                 PFIZER CANADA INC.


                                 By:      /s/ P. Nigel Gray
                                          -------------------------------------
                                          Name:    P. Nigel Gray
                                          Title:   Attorney-in-Fact

                                 PFIZER S.A.


                                 By:      /s/ P. Nigel Gray
                                          -------------------------------------
                                          Name:    P. Nigel Gray
                                          Title:   Attorney-in-Fact

                                 PFICONPROD PTY. LIMITED


                                 By:      /s/ P. Nigel Gray
                                          -------------------------------------
                                          Name:    P. Nigel Gray
                                          Title:   Attorney-in-Fact

                                 SCHNEIDER (Europe) G.m.b.H. BY PFIZER,
                                           INC.


                                 By:      /s/ David L. Shedlarz
                                          -------------------------------------
                                          Name:    David L. Shedlarz
                                          Title:   Senior Vice President and CFO

                                 WPAMS ACQUISITION CORP.


                                 By:      /s/ Elizabeth H. Weatherman
                                          -------------------------------------
                                          Name:    Elizabeth H. Weatherman
                                          Title:   President